Filed Pursuant to Rule 424(b)(2)
Registration No. 333-204118

The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 1, 2017 (SUBJECT TO COMPLETION)

(TO PROSPECTUS DATED MAY 13, 2015)

TELEFÓNICA EMISIONES, S.A.U.

(incorporated with limited liability in the Kingdom of Spain)

$                 FIXED RATE SENIOR NOTES DUE

$                 FIXED RATE SENIOR NOTES DUE

guaranteed by:

TELEFÓNICA, S.A.

(incorporated with limited liability in the Kingdom of Spain)

The $                 fixed rate senior notes due                  (the “                 Fixed Rate Notes”) will bear interest at         % per year. The $                 fixed rate senior notes due                  (the “                 Fixed Rate Notes”, together with the                 Fixed Rate Notes, the “Fixed Rate Notes” , and together with any other series of notes that may be offered in this offering, the “Notes”) will bear interest at        % per year. Interest on the                  Fixed Rate Notes will be payable on                  and                  of each year, beginning on                , 2017, until                  (the “                 Fixed Rate Note Maturity Date”), and on the                  Fixed Rate Note Maturity Date. Interest on the                 Fixed Rate Notes will be payable on                  and                  of each year, beginning on                 , 2017, until                  (the “                 Fixed Rate Note Maturity Date”, and each of the                  Fixed Rate Note Maturity Date and the                  Fixed Rate Note Maturity Date is referred to as a “Maturity Date”), and on the                  Fixed Rate Note Maturity Date. The                  Fixed Rate Notes will mature at 100% of their principal amount on the                 Fixed Rate Note Maturity Date. The                  Fixed Rate Notes will mature at 100% of their principal amount on the                  Fixed Rate Note Maturity Date. The                  Fixed Rate Notes, the                  Fixed Rate Notes and any other series of Notes that may be offered in this offering constitute separate series of securities issued under the Indenture (as defined herein).

Subject to applicable law, the Notes of each series will be unsecured and will rank equally in right of payment with other unsecured unsubordinated indebtedness of Telefónica Emisiones, S.A.U. (the “Issuer”). The Guarantee (as defined herein) as to the payment of principal, interest and Additional Amounts (as defined herein) will be a direct, unconditional, unsecured and unsubordinated obligation of our parent, Telefónica, S.A. (the “Guarantor”), and, subject to applicable law, will rank equally in right of payment with its other unsecured unsubordinated indebtedness.

For a more detailed description of the Notes of each series and the related Guarantee, see “Description of the Notes and the Guarantee” beginning on S-19.

Investing in the Notes involves risks. See “Risk Factors” beginning on S-13.

	Price to Public		Underwriting Discounts(1)		Proceeds, Before Expenses, to the Issuer
Per Fixed Rate Note		%		%		%
Total for Fixed Rate Notes	$		$		$
Per Fixed Rate Note		%		%		%
Total for Fixed Rate Notes	$		$		$

(1)	Before reimbursement of certain expenses in connection with this offering, which the underwriters have agreed to make to the Issuer. See “Underwriting” beginning on page S-47.

Potential investors should review the summary set forth in “Taxation”, beginning on S-37, regarding the tax treatment in Spain of income obtained in respect of the Notes. In particular, income obtained in respect of the Notes will be exempt from Spanish withholding tax provided certain requirements are met, including that the Paying Agent (as defined herein) provides us and the Guarantor with certain documentation in a timely manner.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers in registered book entry form through the facilities of The Depository Trust Company (“DTC”) for credit to accounts of direct or indirect participants in DTC, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V., on or about March                 , 2017, which will be the fifth Business Day (as defined herein) following the date of pricing of the Notes (such settlement period being referred to as “T+5”). Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Application will be made for the Notes described in this Prospectus Supplement to be listed on the New York Stock Exchange (the “NYSE”).

Joint Book-Running Managers

Citigroup	Credit Suisse	Goldman, Sachs & Co.
HSBC	J.P. Morgan	Mizuho Securities
BBVA	BNP PARIBAS	Santander

The date of this Prospectus Supplement is                 , 2017.

PROSPECTUS SUPPLEMENT

Page
IMPORTANT NOTICEABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS	S-1
SUMMARY	S-2
THE OFFERING	S-3
SELECTED CONSOLIDATED FINANCIAL INFORMATION	S-8
RISK FACTORS	S-13
USE OF PROCEEDS	S-16
CAPITALIZATION AND INDEBTEDNESS	S-17
DESCRIPTION OF THE NOTES AND THE GUARANTEE	S-19
TAXATION	S-37
UNDERWRITING	S-47
VALIDITY OF THE NOTES	S-52
EXPERTS	S-52
INCORPORATION BY REFERENCE	S-52
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-53
CURRENCY OF PRESENTATION	S-54
EXCHANGE RATE INFORMATION	S-54

ANNEX A—DIRECT REFUND FROM SPANISH TAX AUTHORITIES PROCEDURES	A-1

ANNEX B—ANEXO AL REGLAMENTO GENERAL DE LAS ACTUACIONES Y LOS PROCEDIMIENTOS DE GESTIÓN E INSPECCIÓN TRIBUTARIA Y DE DESARROLLO DE LAS NORMAS COMUNES DE LOS PROCEDIMIENTOS DE APLICACIÓN DE LOS TRIBUTOS, APROBADO POR REAL DECRETO 1065/2007

B-1

PROSPECTUS

Page
About This Prospectus	1
Incorporation by Reference	2
Where You Can Find More Information	3
Enforceability of Certain Civil Liabilities	24
Risk Factors	5
Ratio of Earnings to Fixed Charges	9
Legal Matters	24
Experts	24

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The second part is the accompanying Prospectus which gives more general information, some of which does not apply to this offering.

If the description of this offering varies between this Prospectus Supplement and the accompanying Prospectus, you should rely on the information contained in or incorporated by reference in this Prospectus Supplement.

In this Prospectus Supplement and any other prospectus supplements, the “Issuer”, “we”, “us” and “our” refer to Telefónica Emisiones, S.A.U., “Telefónica” or the “Guarantor” refer to Telefónica, S.A. and the “Telefónica Group” refers to Telefónica and its consolidated subsidiaries, in each case except as otherwise indicated or the context otherwise requires. We use the word “you” to refer to prospective investors in the securities.

SUMMARY

The following brief summary is not intended to be nor is it complete and is provided solely for your convenience. It is qualified in its entirety by the full text and more detailed information contained elsewhere in this Prospectus Supplement, the accompanying Prospectus, any amendments or supplements to this Prospectus Supplement and the accompanying Prospectus and the documents that are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. You are urged to read this Prospectus Supplement and the other documents mentioned above in their entirety.

The Telefónica Group

Telefónica, S.A., the Guarantor, is a corporation duly organized and existing under the laws of the Kingdom of Spain, incorporated on April 19, 1924. The Telefónica Group is:

•	a diversified telecommunications group which provides a comprehensive range of services through one of the world’s largest and most modern telecommunications networks;

•	mainly focused on providing telecommunications services; and

•	present principally in Europe and Latin America.

Telefónica, S.A.’s principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

Telefónica Emisiones, S.A.U.

We are a wholly owned subsidiary of the Guarantor. We were incorporated on November 29, 2004, as a company with unlimited duration and with limited liability and a sole shareholder under the laws of the Kingdom of Spain (sociedad anónima unipersonal). Our share capital is €62,000 divided into 62,000 ordinary shares of par value €1 each, all of them duly authorized, validly issued and fully paid and each of a single class. We are a financing vehicle for the Telefónica Group. We have no material assets. Spanish reserve requirements must be met prior to the payment of dividends, and dividends may only be distributed out of income for the previous year or out of unrestricted reserves, and our net worth must not, as a result of the distribution, fall below our paid-in share capital (capital social). There are no other restrictions on Telefónica’s ability to obtain funds from us through dividends, loans or otherwise.

At December 31, 2016, we had no outstanding secured indebtedness and approximately €33 billion of outstanding unsecured indebtedness and the Guarantor had no outstanding consolidated secured indebtedness and approximately €60 billion of outstanding consolidated unsecured indebtedness. For additional information about the principal transactions of the Guarantor since December 31, 2016, see “Capitalization and Indebtedness”.

Our principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and our registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Our telephone number is +34 900 111 004.

THE OFFERING

For a more detailed description of the Notes and the Guarantee, see “Description of the Notes and the Guarantee”.

Issuer	Telefónica Emisiones, S.A.U.

Guarantor	Telefónica, S.A.

Notes Offered	$ aggregate principal amount of fixed rate senior notes due . The Fixed Rate Notes will bear the following CUSIP: , the following ISIN: and the following Common Code: .

$ aggregate principal amount of fixed rate senior notes due . The Fixed Rate Notes will bear the following CUSIP: , the following ISIN: and the following Common Code: .

The Fixed Rate Notes, the Fixed Rate Notes and any other series of Notes that may be offered in this offering, if any, constitute separate series of securities issued under the Indenture (as defined herein).

Issue Price	% ( Fixed Rate Notes)

% ( Fixed Rate Notes)

Interest Payable on the Notes	The Fixed Rate Notes will bear interest at % per year, payable on and of each year, beginning on , 2017, until the Fixed Rate Note Maturity Date, and on the Fixed Rate Note Maturity Date.

The Fixed Rate Notes will bear interest at % per year, payable on and of each year, beginning on , 2017, until the Fixed Rate Note Maturity Date, and on the Fixed Rate Note Maturity Date.

Early Redemption for Taxation or Listing Reasons

If, in relation to the Notes of a series (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the administrative interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Notes of such series, (x) we or the Guarantor, as the case may be, are or would be required to pay any Additional Amounts (as defined herein) or (y) the Guarantor is or would be required to deduct or withhold tax on any payment to us to enable us to make any payment of principal, premium, if any, or interest on the Notes of such series, provided that such payment cannot, with reasonable effort by the Guarantor, be structured to avoid such deduction or withholding and (ii) such circumstances are evidenced by the delivery by us or the Guarantor, as the case may be, to the Trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisors of recognized standing to the effect that such circumstances prevail, we or the Guarantor, as the case may be, may, at our respective election and having given not less than 30 nor more than 60 days’ notice (ending on a day upon which interest is payable) to the holders in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at a redemption price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the redemption date. No such notice of redemption may be given earlier than 150 days prior to the date on which we or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes of such series then due.

In addition, if any series of Notes is not listed on a regulated market, multilateral trading facility or other organized market no later than 45 days prior to the first Interest Payment Date (as defined herein) for such series of Notes, we or the Guarantor, as the case may be, may, at our respective option and having given not less than 15 days’ notice (ending on a day which is no later than the Business Day (as defined herein) immediately preceding the relevant first Interest Payment Date) to the holders of the Notes of such series in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at their principal amount, together with accrued interest, if any, thereon to but not including the redemption date (any such redemption, a “Redemption for Failure to List”); provided that from and including the issue date of the Notes of such series to and including such Interest Payment Date, we will use our reasonable best efforts to obtain or maintain such listing, as applicable.

In the event of a Redemption for Failure to List of a series of Notes, we or the Guarantor, as the case may be, will be required to withhold tax and will pay any income in respect of the Notes redeemed net of the Spanish withholding tax applicable to such payments (currently 19%). If this were to occur, Beneficial Owners would have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled. See “Taxation—Spanish Tax Considerations—Tax Rules for Notes not Listed on a Regulated Market, Multilateral Trading Facility or other Organized Market”.

Optional Redemption of the Fixed Rate Notes	We may, at our election and having given not less than 30 nor more than 60 days’ notice to the holders of any series of Notes in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem from time to time all or a portion of the outstanding Notes of such series at a “make whole” redemption price determined in the manner set forth in this Prospectus Supplement. See “Description of the Notes and the Guarantee—Redemption and Purchase—Optional Redemption of Fixed Rate Notes”.

Status of the Notes	The Notes of each series will constitute our direct, unconditional, unsubordinated and unsecured obligations and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) our payment obligations under the Notes of such series will rank at least pari passu with all our other unsecured and unsubordinated indebtedness, present and future, except as our obligations may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain. See “Description of the Notes and the Guarantee—Status of the Notes”.

Form of Notes	The Notes of each series will be initially represented by one or more global security certificates (each, a “Global Certificate”) which will be deposited with a custodian for DTC and Notes represented thereby will be registered in the name of Cede & Co., as nominee for DTC. Beneficial Owners will not receive Certificated Notes (as defined herein) unless one of the events described under the heading “Description of the Notes and the Guarantee—Form, Transfer and Registration” occurs.

A Beneficial Owner may hold beneficial interests in the Notes of a series represented by a Global Certificate directly through DTC if such Beneficial Owner is a DTC participant or indirectly through organizations that are DTC participants or that have accounts with DTC. In order to confirm any position that is held through an indirect participant of a clearing system, the direct participant holding the Notes directly through the relevant clearing system must confirm their indirect participant’s downstream position.

See “Description of the Notes and the Guarantee—Form, Transfer and Registration”.

Status of the Guarantee

Pursuant to the Guarantee, Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis. The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes will be effectively subordinated to those obligations that are preferred under Law 22/2003 (Ley Concursal) dated July 9, 2003 regulating insolvency proceedings in Spain (the “Insolvency Law”). See “Description of the Notes and the Guarantee—The Guarantee”.

At December 31, 2016, the Guarantor had no outstanding consolidated secured indebtedness and approximately €60 billion of outstanding consolidated unsecured indebtedness. For information about the Guarantor’s principal transactions since December 31, 2016, see “Capitalization and Indebtedness”.

Spanish Tax Law Requirements	Under Spanish Law 10/2014 and Royal Decree 1065/2007, each as amended, income obtained in respect of the Notes will not be subject to withholding tax in Spain, provided certain requirements are met, including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement. See “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”. For these purposes, “income” means interest paid on an Interest Payment Date (as defined herein) or the amount of the difference, if any, between the aggregate redemption price paid upon the redemption of the Notes of a series (or a portion thereof) and the aggregate principal amount of such Notes (other than in the event of a Redemption for Failure to List), as applicable.

The Payment Statement shall contain certain details relating to the Notes, including the relevant payment date, the total amount of income to be paid on such payment date and a breakdown of the total amount of income corresponding to Notes held through each clearing agency located outside Spain.

The supplemental indenture to be entered into in respect of each series of Notes will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes, and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. See “Description of the Notes and the Guarantees—Maintenance of Tax Procedures”.

If a payment of income in respect of the Notes is not exempt from Spanish withholding tax, including due to any failure by the Paying Agent to deliver a duly executed and completed Payment Statement, such payment will be made net of Spanish withholding tax, currently at the rate of 19%. If this were to occur due to any failure by the

Paying Agent to deliver a duly executed and completed Payment Statement, affected Beneficial Owners will receive a refund of the amount withheld, with no need for action on their part, if the Paying Agent submits a duly executed and completed Payment Statement to us and the Guarantor no later than the 10th calendar day of the month immediately following the relevant payment date. In addition, Beneficial Owners may apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto. Neither we nor the Guarantor will pay Additional Amounts (as defined herein) in respect of any such withholding tax.

Listing	Application will be made to list the Notes of each series on the NYSE. Trading on the NYSE is expected to begin within 30 days after delivery of the Notes.

Governing Law	Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, the Indenture, the Notes and the Guarantee shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

The due authorization of the Notes and the ranking of the Notes and the Guarantee shall be governed by Spanish law.

Use of Proceeds	We expect that the net proceeds from this offering, after deducting the underwriting discount but before expenses, will be approximately $ . We will deposit the net proceeds on a permanent basis with the Guarantor. The Guarantor will use such net proceeds for general corporate purposes. See “Use of Proceeds”.

Denomination and Minimum Purchase Amount	The Notes will be issued in denominations of $1,000 and integral multiples thereof. The minimum purchase amount of the Notes is $150,000.

Settlement	The underwriters expect to deliver the Notes to purchasers in registered form through DTC on or about March , 2017, which will be the fifth Business Day (as defined herein) following the date of pricing of the Notes.

Trustee, Transfer Agent, Registrar and Paying Agent	The Bank of New York Mellon will be acting as the Trustee, Transfer Agent, Registrar and Paying Agent with respect to the Fixed Rate Notes.

Risk Factors	Investing in the Notes involves risks.

Beneficial Owners should carefully consider the risk factors in the “Risk Factors” section in this Prospectus Supplement and in Item 3.D. in Telefónica’s Form 20-F for the year ended December 31, 2016 filed with the SEC on February 23, 2017 (the “Form 20-F”).

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Telefónica, S.A.

The following tables present certain selected historical consolidated financial information of Telefónica, S.A. and its subsidiaries and investees. You should read these tables in conjunction with “Item 5. Operating and Financial Review and Prospects”, “Item 4. Information on the Company—Business Overview” and the Guarantor’s consolidated financial statements (including the notes thereto) included in the Form 20-F (the “Consolidated Financial Statements”). The consolidated income statement and cash flow data for the years ended December 31, 2014, 2015 and 2016 and the consolidated statement of financial position as of December 31, 2015 and 2016 set forth below are derived from, and are qualified in their entirety by reference to the Consolidated Financial Statements included in the Form 20-F, which is incorporated herein by reference.

The consolidated income statement and cash flow data for the year ended December 31, 2015 set forth below has been retrospectively amended in 2016 to show the reclassification of the results attributable to Telefónica, S.A.’s operations in the United Kingdom as continuing operations and is not derived from Telefónica, S.A.’s consolidated financial statements for such year.

The consolidated income statement and cash flow data for the year ended December 31, 2014 set forth below is derived from Telefónica, S.A.’s consolidated financial statements for that year. The consolidated statement of financial position data as of December 31, 2014 set forth below have been retrospectively amended to show the finalization of the purchase price allocation for the acquisition of E-Plus and is not derived from Telefónica, S.A.’s consolidated financial statements for such year.

The consolidated statement of financial position as of December 31, 2012 and 2013 and the consolidated income statement and cash flow data for the years ended December 31, 2012 and 2013 set forth below are derived from Telefónica, S.A.’s consolidated financial statements for such years

You should not rely solely on the summarized information in this section of this Prospectus Supplement.

The basis of presentation and principles of consolidation of the information below are described in detail in Note 2 to the Consolidated Financial Statements. The Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which do not differ for the purposes of the Telefónica Group from IFRS as adopted by the European Union.

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(in millions of euros, except share and per share data)
Consolidated Income Statement Data of the Guarantor
Revenues	62,356	57,061	50,377	54,916	52,036
Other income	2,323	1,693	1,707	2,011	1,763
Supplies	(18,074)	(17,041)	(15,182)	(16,547)	(15,242)
Personnel expenses	(8,569)	(7,208)	(7,098)	(10,349)	(8,098)
Other expenses	(16,805)	(15,428)	(14,289)	(16,802)	(15,341)
Depreciation and amortization	(10,433)	(9,627)	(8,548)	(9,704)	(9,649)
OPERATING INCOME	10,798	9,450	6,967	3,525	5,469
Share of profit (loss) of investments accounted for by the equity method	(1,275)	(304)	(510)	(10)	(5)
Net finance expense	(3,062)	(2,696)	(2,519)	(2,341)	(2,706)
Net exchange differences	(597)	(170)	(303)	(268)	487
Net financial expense	(3,659)	(2,866)	(2,822)	(2,609)	(2,219)
PROFIT BEFORE TAX	5,864	6,280	3,635	906	3,245
Corporate income tax	(1,461)	(1,311)	(383)	(155)	(846)

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(in millions of euros, except share and per share data)
PROFIT AFTER TAX FROM CONTINUING OPERATIONS	4,403	4,969	3,252	751	2,399
PROFIT FOR THE YEAR	4,403	4,969	3,252	751	2,399
Attributable to equity holders of the Parent	3,928	4,593	3,001	616	2,369
Attributable to non-controlling interests	(475)	(376)	251	135	30
Weighted average number of shares-Basic (thousands)(1)	4,847,311	4,872,974	4,850,311	5,070,588	5,060,519
Basic and diluted earnings per share attributable to equity holders of the parent (euros)(1)	0.81	0.94	0.58	0.07	0.42
Basic and diluted earnings per ADS (euros)(1)	0.81	0.94	0.58	0.07	0.42
Weighted average number of ADS-Basic (thousands)(1)	4,847,311	4,872,974	4,850,311	5,070,588	5,060,519
Dividends per ordinary share (cash and scrip) (euro)	0.83	0.35	0.75	0.75	0.75
Dividends per ordinary share (cash and scrip) ($)(2)	1.06	0.47	0.98	0.83	0.82

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(in millions of euros)
Consolidated OIBDA Data of the Guarantor
OIBDA(3)	21,231	19,077	15,515	13,229	15,118

	At December 31,
	2012	2013	2014	2015	2016
	(in millions of euros)
Consolidated Statement of Financial Position Data of the Guarantor
Cash and cash equivalents	9,847	9,977	6,529	2,615	3,736
Property, plant and equipment	35,021	31,040	33,156	33,910	36,393
Total assets	129,773	118,862	122,348	120,329	123,641
Non-current liabilities	70,601	62,236	62,318	60,509	59,805
Equity net	27,661	27,482	30,321	25,436	28,385
Capital stock	4,551	4,551	4,657	4,975	5,038

	For the year ended December 31,
	2012	2013	2014	2015	2016
Financial Ratios of the Guarantor
Operating income/revenues from operations (ROS) (%)	17.32%	16.56%	13.83%	6.42%	10.51%
Ratio of earnings to fixed charges(4)	2.8	2.8	2.2	1.2	1.7

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(in millions of euros)
Consolidated Cash Flow Data of the Guarantor
Net cash from operating activities	15,213	14,344	12,193	13,615	13,338
Net cash used in investing activities	(7,877)	(9,900)	(9,968)	(12,917)	(8,208)
Net cash used in financing activities	(1,243)	(2,685)	(4,041)	(3,612)	(4,220)

	At December 31,
	2014	2015	2016
	(in thousands of euros)
Statistical Data of the Guarantor(5)
Fixed telephony accesses(6)	36,830.0	39,734.9	38,280.1
Internet and data accesses	18,151.7	21,365.3	21,652.1
Broadband(7)	17,668.5	20,971.3	21,194.9
Fiber	1,755.0	7,393.1	9,162.9
Mobile accesses	274,458.0	272,103.9	276,450
Pre-pay	175,720.4	167,845.1	165,663.2
Contract	98,737.6	104,258.8	110,786.8
M2M	9,787.4	11,526.3	14,002.0
Pay TV	5,087.2	8,271.6	8,289.0

Final clients accesses	334,526.9	341,475.6	344,671.1

Wholesale accesses	6,521.6	6,062.8	5,300.9

Total accesses	341,048.5	347,538.4	349,972.1

	At December 31,
	2015	2016
	(in thousands of euros)
Consolidated Net Financial Debt and Net Debt of the Guarantor(8)
Non-current financial liabilities	47,117	45,612
Current financial liabilities	12,970	14,749

Gross financial debt	60,087	60,361

Cash and equivalent	(2,615)	(3,736)
Current financial assets	(3,053)	(2,954)
Positive mark-to-market value of long-term derivative instruments	(5,315)	(5,048)
Other non-current liabilities included in “Trade and other payables”	1,073	749
Other current liabilities included in “Trade and other payables”	462	449
Other assets included in “Non-current financial assets”	(691)	(524)
Other assets included in “Current trade and other payables”	(787)	(702)

Net financial debt	49,161	48,595

Gross commitments related to employee benefits	6,070	6,839
Value of associated long-term assets	(736)	(749)
Tax benefits	(1,666)	(1,569)
Net commitments related to employee benefits	3,668	4,521
Net financial debt plus commitments	52,829	53,116

(1)	The per share and per ADS computations for all periods presented have been reported using the weighted average number of shares and ADSs, respectively, outstanding for each period, and have been adjusted to reflect the stock dividends which occurred during the periods presented, as if these had occurred at the beginning of the earliest period presented and have also been adjusted for mandatorily convertible notes issued in 2014. In accordance with IAS 33 (“Earnings per share”), the weighted average number of ordinary shares and ADSs outstanding for each of the periods covered has been restated to reflect the issuance of shares pursuant to Telefónica’s scrip dividend in June 2012, December 2014, December 2015 and December 2016. As a consequence, basic and diluted earnings per share have also been restated from 2012 to 2015.
(2)	Quantities in U.S. dollars are calculated in accordance with the conversion rate published by the Depositary (Citibank, N.A.) in connection with each dividend payment.

(3)	Operating income before depreciation and amortization (OIBDA) is calculated by excluding solely depreciation and amortization from operating income. OIBDA is used to track the performance of the business and to establish operating and strategic targets of the Telefónica Group companies. OIBDA is a commonly reported measure and is widely used among analysts, investors and other interested parties in the telecommunications industry, although not a measure explicitly defined in IFRS, and therefore, may not be comparable to similar indicators used by other companies. OIBDA should not be considered as a substitute for operating income.

The following table provides a reconciliation of OIBDA to operating income for the Guarantor for the periods indicated.

	For the year ended December 31,
	2012	2013	2014	2015	2016
	(in millions of euros)
OIBDA	21,231	19,077	15,515	13,229	15,118
Depreciation and amortization	(10,433)	(9,627)	(8,548)	(9,704)	(9,649)

Operating income	10,798	9,450	6,967	3,525	5,469

(4)	For the purpose of calculating ratios of earnings to fixed charges, earnings consist of profit before tax from continuing operations, plus share of profit or loss of investments accounted for by the equity method, dividends from joint ventures and investments accounted for by the equity method, fixed charges and capitalized interest net of amortization. Fixed charges consist of finance costs, including amortization of debt expense and similar charges, and capitalized interest.
(5)	“Access” refers to a connection to any of the telecommunications services offered by Telefónica. A single fixed customer may contract for multiple services, and Telefónica believes that it is more useful to count the number of accesses a customer has contracted for, than to merely count the number of Telefónica’s customers. For example, a customer that has fixed line telephony service and broadband service is counted as two accesses rather than as one customer:

•

Fixed telephony accesses: includes public switched telephone network, or PSTN, lines (including public use telephony), and integrated services digital network, or ISDN, lines and circuits. For purposes of calculating Telefónica’s number of fixed line accesses, Telefónica multiplies its lines in service as follows: PSTN (x1); basic ISDN (x1); primary ISDN (x30, x20 or x10); 2/6 digital accesses (x30).

•

Internet and data accesses: include broadband accesses (including retail asymmetrical digital subscriber line “ADSL,” very high bit-rate digital subscriber line “VDSL”, satellite, fiber optic and circuits over 2 Mbps), narrowband accesses (Internet service through the PSTN lines) and the remaining non-broadband final customer circuits. Internet and data accesses also include “Naked ADSL”, which allows customers to subscribe for a broadband connection without a monthly fixed line fee.

•	Pay TV includes cable TV, direct to home satellite TV, or DTH, and Internet Protocol TV, or IPTV.

•	Mobile accesses includes accesses to the mobile network for voice and/or data services (including connectivity). Mobile accesses are categorized into contract and pre-pay accesses.

•

Mobile broadband includes Mobile Internet (Internet access from devices also used to make voice calls such as smartphones), and Mobile Connectivity (Internet access from devices that complement fixed broadband, such as PC Cards/dongles, which enable large amounts of data to be downloaded on the move).

(6)	Includes “fixed wireless” and Voice over IP accesses.
(7)	Includes DSL, satellite, optical fiber, cable modem and broadband circuits.
(8)

This information provides a reconciliation of net financial debt and net debt to gross financial debt for the Guarantor as at the dates indicated. As calculated by us, net financial debt includes: (i) current and non-current financial liabilities in our consolidated statement of financial position (which include the negative mark-to-market value of derivatives) and (ii) other payables included in “Trade and other payables” (mainly corresponding to payables for deferred payment of radio spectrum). From these liabilities, it is subtracted: i) the cash and cash equivalents, ii) the current financial assets (which includes short-term derivatives), iii) the positive mark-to-market value of derivatives with a maturity beyond one year, and iv) other interest-bearing assets (components of “Trade and other receivables” and “Non-current financial assets” in our consolidated statement of financial position).

We calculate net financial debt plus commitments by adding to net financial debt gross commitments related to employee benefits, and deducting the value of long-term assets associated with those commitments and the tax benefits arising from the future payments of those commitments.

We believe that net financial debt and net financial debt plus commitments are meaningful for investors and analysts because they provide an analysis of our solvency using the same measures used by our management. We use net financial debt and net financial debt plus commitments to calculate internally certain solvency and leverage ratios used by Management. Nevertheless, neither net financial debt nor net financial debt plus commitments as calculated by us should be considered as a substitute for gross financial debt as presented in the consolidated statement of financial position.

RISK FACTORS

In addition to the other information contained in or incorporated into this Prospectus Supplement and the accompanying Prospectus, prospective investors should carefully consider the risks described below as well as those described in Item 3.D. in the Form 20-F before making any investment decisions. The risks described below are not the only ones that we or the Guarantor face. Additional risks not currently known to us or the Guarantor or that we or the Guarantor currently deem immaterial may also impair our, or the Guarantor’s, business and results of operations. Our, or the Guarantor’s, business, financial condition and results of operations could be materially adversely affected by any of these risks, and investors could lose all or part of their investment.

Risks Relating to the Guarantor, the Issuer and the Notes

We will have to withhold Spanish withholding tax from any income payment on the Notes unless certain requirements are met.

Under the regulations established by Royal Decree 1065/2007, as amended by Royal Decree 1145/2011, income obtained in respect of the Notes will not be subject to withholding tax in Spain provided certain requirements are met, including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement. See “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”. The supplemental indenture to be entered into in respect of each series of Notes will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes, and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. See “Description of the Notes and the Guarantees—Maintenance of Tax Procedures”. However, these procedures may prove ineffective. Furthermore, changes in Spanish tax laws or regulations or in the administrative interpretation thereof may render these procedures inadequate or insufficient to allow payments of income under the Notes to be made free and clear of Spanish withholding tax. Prospective investors should note that none of the Issuer, the Guarantor or the underwriters accepts any responsibility relating to the procedures established for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes. Accordingly, none of the Issuer, the Guarantor or the underwriters will be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose income payments are nonetheless paid net of Spanish withholding tax (currently at the rate of 19%) because these procedures prove ineffective. Moreover, none of the Issuer or the Guarantor will pay any Additional Amounts (as defined herein) with respect to any such withholding. If a payment of income in respect of the Notes is not exempt from Spanish withholding tax, including due to any failure by the Paying Agent to deliver a duly executed and completed Payment Statement, Beneficial Owners may have to apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

If the Notes of a series are not listed on a regulated market, multilateral trading facility or other organized market no later than 45 days prior to the first Interest Payment Date for the Notes of such series, we or the Guarantor, as the case may be, may, at our respective option, redeem such series of Notes without penalty or premium.

If any series of Notes is not listed on a regulated market, multilateral trading facility or other organized market no later than 45 days prior to the first Interest Payment Date for such series of Notes, we or the Guarantor, as the case may be, may, at our respective option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding the relevant first Interest Payment Date) to the holders of the Notes of such series in accordance with the terms described herein (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at their principal amount without any penalty or premium in respect thereof, together with accrued interest, if any, thereon to but not including the redemption date. In the event of a Redemption for Failure to List of a series of Notes, we or the Guarantor, as the case may be, will be required to withhold tax and will pay any income in respect of the Notes redeemed net of the Spanish withholding tax applicable to such payments (currently 19%). If this were to occur, Beneficial Owners would have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled. We have committed to use reasonable best efforts to make an application to list the Notes on the NYSE; however, no such listing can be assured. See “Description of the Notes and Guarantee—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons”. For a description of the Spanish tax treatment applicable to the income, if any, paid on the Notes upon an early redemption of such Notes as a result of such Notes not being listed on a regulated market, multilateral trading facility or other organized market, see “Taxation—Spanish Tax Considerations—Tax Rules for Notes not Listed on a Regulated Market, Multilateral Trading Facility or other Organized Market”.

U.S. Foreign Account Tax Compliance Withholding.

Under certain provisions of the U.S. Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder (commonly referred to as “FATCA”), a 30% withholding tax may apply to certain “foreign passthru payments” made by a foreign financial institution (an “FFI”), including an FFI in the chain of ownership between an ultimate beneficial owner and the issuer of an obligation that has entered into an agreement with the U.S. Internal Revenue Service (the “IRS”) pursuant to which it agrees to certain due diligence, reporting and withholding functions (such an FFI referred to as a “PFFI”). FATCA withholding may apply to payments made by a PFFI to (a) an FFI that is not a PFFI and is not otherwise exempt from FATCA and to (b) certain other payees who fail to provide sufficient identifying information (including, in certain cases, regarding their U.S. owners). Certain aspects of the application of these rules are modified by intergovernmental agreements between the United States and certain other countries (“Intergovernmental Agreements”), including Spain. The term “foreign passthru payment” is not defined currently and withholding on foreign passthru payments will not apply until January 1, 2019 at the earliest. It is uncertain how foreign passthru payment withholding will apply under Intergovernmental Agreements, if at all. Given the uncertainty of the FATCA provisions, although the Issuer does not expect FATCA withholding to apply to payments it makes on the Notes, FATCA may impact payments by custodians or intermediaries in the payment chain between the Issuer and the ultimate beneficial owner of the Notes. The Issuer and the Guarantor have no responsibility for any FATCA withholding applied by any such custodians or intermediaries in the ownership chain and would not be required to pay any additional amounts were any amount deducted or withheld from any payment pursuant to FATCA. Investors should consult their own tax advisors with respect to FATCA and its application to the Notes and should consider carefully the FATCA compliance status of any financial intermediaries in the chain of ownership through which they hold Notes.

If a public market for the Notes does not develop, your ability to resell the Notes and the market price of the Notes may be adversely affected.

Each series of Notes is a new issue of securities for which a public market may not develop. If the Notes of a series are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, general economic conditions, our performance and other factors. Although applications will be made for the Notes of each series to be admitted to listing on the NYSE, there is no assurance that such applications will be accepted or that the Notes will be so admitted. We have been advised by the underwriters that they intend to make a market in the Notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Your right to receive payments of interest and principal on the Notes and the Guarantee is effectively junior to certain other obligations of the Issuer and the Guarantor.

The Notes of each series will constitute our direct, unconditional, unsubordinated and unsecured obligations and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) our payment obligations under the Notes of such series will rank at least pari passu with all our other unsecured and unsubordinated indebtedness, present and future, except as our obligations may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain. Pursuant to the Guarantee, the Guarantor will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis. The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes will be effectively subordinated to those obligations that are preferred under the Insolvency Law. However, the Notes and the Guarantee will be effectively subordinated to all of, respectively, our and the Guarantor’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and other obligations that rank senior under Spanish law. At December 31, 2016, the Guarantor had no outstanding consolidated secured indebtedness and approximately €60 billion of outstanding consolidated unsecured indebtedness. The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. As a result, the Guarantee is also structurally subordinated to all indebtedness of subsidiaries of Telefónica insofar as any right of Telefónica to receive any assets of any of its subsidiaries or equity affiliates upon Telefónica’s liquidation, dissolution, winding up, receivership, reorganization or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of the Guarantee to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s or equity affiliate’s creditors (including trade creditors and holders of debt or guarantees issued by such subsidiary).

You may be unable to enforce judgments obtained in U.S. courts against us or the Guarantor.

All of our directors and substantially all the directors and executive officers of the Guarantor are not residents of the United States, and substantially all the assets of these companies are located outside of the United States. As a consequence, you may not be able to effect service of process on these non-U.S. resident directors and executive officers in the United States or to enforce judgments against them outside of the United States. We have been advised by our Spanish counsel, Uría Menéndez Abogados, S.L.P., that there is doubt as to whether a Spanish court would enforce a judgment of liability obtained in the United States against us or the Guarantor predicated solely upon the securities laws of the United States. See “Enforceability of Certain Civil Liabilities” in the accompanying Prospectus.

USE OF PROCEEDS

We expect that the net proceeds from this offering, after deducting the underwriting discount but before expenses, will be approximately $                . We will deposit the net proceeds on a permanent basis with the Guarantor. The Guarantor will use such net proceeds for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization of the Guarantor on an unaudited consolidated basis in accordance with IFRS at December 31, 2016 and as adjusted to reflect the issuance of $                aggregate principal amount of Notes (converted into euros at the European Central Bank buying rate for euros at December 31, 2016 of $1.054 per €1.00) and the application of the net proceeds thereof as described in “Use of Proceeds”. The European Central Bank buying rate for euros at February 27, 2017 was $1.0587 per €1.00.

	At December 31, 2016
	Actual	As adjusted(1)
	(in millions of euros) (unaudited)
Cash and cash equivalents	3,736

Equity	28,385	28,385
Equity attributable to equityholders of the parent	18,157	18,157
Non-controlling interests	10,228	10,228
Outstanding indebtedness	60,361
Long-term debt	45,612
Short-term debt including current maturities	14,749	14,749

Total capitalization and indebtedness	88,746

(1)	Reflects the issuance of $ million aggregate principal amount of Notes and the application of the net proceeds thereof (after deducting the underwriting discount but before expenses). The net proceeds of this offering (after deducting the underwriting discount but before expenses) are included under “Cash and cash equivalents” pending the application thereof.

The following reflects the issuances of securities by the Telefónica Group and the other principal transactions affecting the capitalization of the Guarantor (on a consolidated basis) after December 31, 2016:

•	On January 10, 2017, the Guarantor redeemed €300 million of its €2,500 million syndicated credit facility signed on February 19, 2015 and maturing in 2021.

•

On January 17, 2017, the Issuer issued notes under its EMTN Programme filed on September 13, 2016 in an aggregate nominal amount of €1,750 million. This issuance was split into two series: one series, amounting to €1,250 million, maturing on January 17, 2025 and an annual coupon of 1.528% and the other series, amounting to €500 million maturing on October 17, 2028 and with an annual coupon of 2.318%. Both series of notes are guaranteed by the Guarantor.

•

On January 17, 2017, the Guarantor amended the bilateral loan, signed originally on June 26, 2014 for an amount of €2,000 million and with an outstanding amount of €1,500 million, divided in two tranches with a new amortization schedule: tranche A for €500 million maturing on June 26, 2017 and tranche B for €1,000 million maturing on June 26, 2019. Later, on February 17, 2017, the Guarantor signed a new amendment to its bilateral loan extending the maturity date of the tranche A for €500 million until June 26, 2019.

•

On January 25, 2017, the Issuer issued notes under its EMTN Programme filed on September 13, 2016 in an aggregate nominal amount of €150 million, maturing on January 25, 2019. The notes are guaranteed by the Guarantor.

•

On February 7, 2017, the Issuer redeemed €1,200 million, €100 million and €120 million of its notes issued on February 7, 2011, March 21, 2011, February 7, 2012, respectively. The notes were guaranteed by the Guarantor.

•	On February 8, 2017, Telefónica Brasil, S.A. issued notes (debentures) in an aggregate notional amount of 2,000 million brazilian reais (approximately €600 million) maturing on February 8, 2022.

•	On February 15, 2017, Telefónica Europe, B.V. drew down an aggregate principal amount of €750 million of its long term financing of €1,500 million signed on November 28, 2016 and maturing in 2024.

•	On February 17, 2017, Telefónica Germany GmbH & Co. OHG agreed a 12-month extension on its €750 million syndicated credit facility dated on March 22, 2016 up to March 22, 2022.

•	On February 23, 2017, the Guarantor made an early repayment for €100 million of its bilateral loan signed on February 23, 2016 and originally schedule to mature on February 23, 2019.

DESCRIPTION OF THE NOTES AND THE GUARANTEE

The following is a summary of the terms of the Notes. Each series of Notes will be issued under an indenture (the “Base Indenture”), dated May 22, 2012 among us, Telefónica and The Bank of New York Mellon, a New York banking corporation, as trustee (in such capacity, the “Trustee”), as supplemented, with respect to the                 Fixed Rate Notes, by the          Supplemental Indenture, with respect to the              Fixed Rate Notes, by the         Supplemental Indenture and with respect to each other series of Notes issued pursuant to this offering, if any, by another supplemental indenture, each to be dated as of or around            , 2017, among us, Telefónica and The Bank of New York Mellon, as Trustee, Transfer Agent, Registrar and Paying Agent (the Base Indenture, as supplemented, the “Indenture”). Each series of Notes will be issued pursuant to the resolutions adopted by our sole shareholder on May 4, 2015 and reflected in an executed public deed of issuance that will be registered with the Mercantile Registry of Madrid (the “Public Deed of Issuance”). The        Fixed Rate Notes and the            Fixed Rate Notes shall be designated as our Series             and Series             debt securities, respectively, in the Public Deed of Issuance.

The following summary of material provisions of each series of Notes, the Guarantee and the Indenture does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the Notes, the Guarantee and the Indenture, including the definitions of the terms provided therein. Upon request, you may obtain a copy of the Public Deed of Issuance and the Indenture from the Trustee.

General

The            Fixed Rate Notes will be issued in $                aggregate principal amount and will mature at 100% of their principal amount on            ,            (the “        Fixed Rate Note Maturity Date”). The                 Fixed Rate Notes will be issued in $            aggregate principal amount and will mature at 100% of their principal amount on             ,             (the “                Fixed Rate Note Maturity Date”, and each of the                Fixed Rate Note Maturity Date and the         Fixed Rate Note Maturity Date is referred to as a “Maturity Date”). The Notes may be offered and sold in multiple series with different maturities, interest rates and other terms. The Notes of each series will be issued only in registered form in denominations of $1,000. No series of Notes will be entitled to the benefit of any sinking fund or similar custodial arrangement.

The             Fixed Rate Notes and the             Fixed Rate Notes constitute separate series of securities issued under the Indenture. The Indenture provides that, in addition to the             Fixed Rate Notes and the            Fixed Rate Notes, notes, bonds and other evidences of indebtedness of other series may in the future be issued thereunder without limitation as to aggregate principal amount. Unless otherwise provided pursuant to the Indenture for a series of Notes, we may from time to time, without the consent of the holders of Notes of such series, create and issue further Notes having the same terms and conditions as the previously issued Notes of such series in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or the issue price), so that such further issue shall be consolidated and form a single series with the outstanding Notes of such series; provided, however, that any such further issuance will only be made if either such additional Notes are issued with no more than de minimis original issue discount for U.S. federal income tax purposes or such further issuance is a “qualified reopening” as such term is defined under U.S. Treasury Regulations Section 1.1275-2(k)(3) promulgated under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis.

Payment of Interest

The Notes of each series will bear interest from March        , 2017 or from the most recent date through which we have paid or provided for interest on the Notes of such series.

The            Fixed Rate Notes will bear interest at an annual rate of        %. The        Fixed Rate Notes will bear interest at an annual rate of        %. We or the Guarantor, as the case may be, will pay interest (i) on the            Fixed Rate Notes semi-annually on            and             of each year, beginning on            , 2017, until the            Fixed Rate Note Maturity Date, and on the        Fixed Rate Note Maturity Date and (ii) on the             Fixed Rate Notes semi-annually on            and            of each year, beginning on            , 2017, until the            Fixed Rate Note Maturity Date, and on the            Fixed Rate Note Maturity Date. Each such date is referred to as an “Interest Payment Date”. Interest on the Fixed Rate Notes of each series will be computed on the basis of a 360-day year of twelve 30-day months. Except as described below for the first Interest Payment Date for the Fixed Rate Notes of each series, on each Interest Payment Date for such Fixed Rate Notes, we or the Guarantor, as the case may be, will pay interest on the Fixed Rate Notes of each series for the period commencing on and including the immediately preceding Interest Payment Date for such Fixed Rate Notes and ending on and including the day immediately preceding that Interest Payment Date. On the first Interest Payment Date for the Fixed Rate Notes of each series, we or the Guarantor, as the case may be, will pay interest for the period beginning on and including the issuance date thereof and ending on and including            , 2017. Interest payments in respect of the Notes will be exempt from Spanish withholding tax, provided certain requirements are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement). See “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”.

If any Interest Payment Date for any series of Fixed Rate Notes falls on a day that is not a Fixed Rate Business Day, the interest payment shall be postponed to the next day that is a Fixed Rate Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date. For the purposes of this Prospectus Supplement, a “Fixed Rate Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York, London, England or the city of Madrid, Spain are authorized or required by law or executive order to close.

If the Maturity Date of any series of Fixed Rate Notes is not a Fixed Rate Business Day, payment of principal and interest on the applicable series of Fixed Rate Notes will be made on the next succeeding day that is a Fixed Rate Business Day, and no interest will accrue for the period from and after such Maturity Date.

Interest on each Note will be paid only to the person in whose name such Note was registered at the close of business on the tenth New York Business Day prior to the applicable Interest Payment Date (each such date, a “Regular Record Date”). Notwithstanding the Regular Record Dates established in the terms of the Notes, we have been advised by DTC that through their accounting and payment procedures they will, in accordance with their customary procedures, credit interest payments received by DTC on any date on which interest is paid based on DTC participant holdings of the Notes of the applicable series on the close of business on the New York Business Day immediately preceding each such date. A “New York Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close. A “Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city of Madrid, Spain are authorized or required by law or executive order to close.

Payments of Additional Amounts

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Notes of a series and the Guarantee by us or the Guarantor, as the case may be, will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. Subject to the following paragraph, in the event that such withholding or deduction is required by law, we or the Guarantor shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such series of Notes of such amounts as would have been received by them had no such withholding or deduction been required.

However, we and the Guarantor will not be required to pay any Additional Amounts in respect of any Note of a series:

i.	in respect of which the holder (or the Beneficial Owner for whose benefit it holds such Note) is liable for such taxes, duties, assessments or governmental charges by reason of it (or the Beneficial Owner for whose benefit it holds such Note) having some connection with the Kingdom of Spain other than the mere holding of such Note (or such beneficial interest);

ii.	in respect of which we or the Guarantor have not received such information as may be necessary to allow payments on such Note to be made free and clear of Spanish withholding tax or deduction on account of Spanish taxes, including a duly executed and completed Payment Statement from the Paying Agent, pursuant to Law 10/2014 of June 26 and Royal Decree 1065/2007 of July 27, each as amended, and any implementing legislation or regulation, or pursuant to any other law or regulation substituting or amending such law or regulation (see “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”);

iii.	in relation to any estate, inheritance, gift, sales, transfer or similar taxes;

iv.	presented for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that the relevant holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days;

v.	presented for payment (where presentation is required) by or on behalf of a holder (or Beneficial Owner) who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent;

vi.	in the event that such Note is redeemed pursuant to a Redemption for Failure to List; or

vii.	any withholding or deduction that is imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA, any law, regulation, guidance or interpretations enacted or issued in any jurisdiction with respect thereto, or any agreements entered into in connection with the implementation thereof;

provided further that Additional Amounts in respect of the Notes in a series will also not be paid with respect to any payment to a holder of such Notes of such series who is a fiduciary, a partnership, a limited liability company or anything other than the sole Beneficial Owner of that payment, to the extent to which that payment would be required by the laws of the Kingdom of Spain (or any political subdivision thereof or any authority or agency therein or thereof having power to tax) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a Beneficial Owner who would not have been entitled to any Additional Amounts had it been the holder.

For the purposes of (iv) above, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Paying Agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and made available for payment to holders, notice to that effect is duly given to the holders in accordance with the Indenture.

Any reference to principal, interest or premium shall be deemed to include Additional Amounts to the extent payable in respect thereof.

Form, Transfer and Registration

The Notes of each series will be initially represented by one or more Global Certificates which will be deposited with a custodian for DTC, and Notes represented thereby will be registered in the name of Cede & Co., as nominee of DTC, for the accounts of DTC participants. Except as provided below with respect to exchanges of beneficial interests in Notes represented by a Global Certificate for Certificated Notes (as defined below), Notes of a series represented by a Global Certificate may not be transferred except as a whole by DTC as the depositary for such Global Certificate to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Ownership of beneficial interests in a Note represented by a Global Certificate will be limited to persons, called participants, that have accounts with DTC or persons that may hold interests through DTC participants.

Upon the issuance of the Notes of a series represented by a Global Certificate, DTC will credit, on its book-entry registration and transfer system, the applicable participants’ accounts with the respective principal or face amounts of such Notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of such Notes will designate the accounts to be credited. Ownership of beneficial interests in a Note represented by a Global Certificate will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the Notes of a series are represented by a Global Certificate, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such Global Certificate for all purposes under the Indenture. Except as described below, owners of beneficial interests in a Note represented by a Global Certificate will not be entitled to have the Notes represented by such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes (as defined below) and will not be considered the holders of such Notes under the Indenture. Accordingly, each person owning a beneficial interest in a Note represented by a Global Certificate must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a Beneficial Owner under the Indenture.

To facilitate subsequent transfers, all Notes of a series represented by a Global Certificate will be registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes of each series with a custodian for DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of such Notes. DTC’s records reflect only the identity of the direct participants to whose accounts beneficial interests in such Notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We or the Guarantor, as the case may be, will make payments due on the Notes of each series represented by a Global Certificate to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon timely receipt of any payment of principal, interest or other distribution in respect of the Notes represented by a Global Certificate is to credit participants’ accounts in amounts proportionate to their respective beneficial interests in such Notes represented by a Global Certificate as shown on the records of DTC. Payments by participants to owners of beneficial interests in any Notes of a series represented by a Global Certificate held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name”, and will be the responsibility of those participants. Payment to Cede & Co. is the responsibility of the Issuer or the Guarantor, as the case may be. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to Beneficial Owners of Notes of the applicable series is the responsibility of direct and indirect participants. None of us, the Guarantor, the Trustee or any of our respective agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in any Notes represented by a Global Certificate or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Transfers between DTC participants will be reflected in accordance with DTC’s procedures.

We and the Guarantor expect that DTC will take any action permitted to be taken by a holder only at the direction of one or more participants to whose account the DTC interests in any Notes represented by the applicable Global Certificate are credited and only in respect of such portion of the aggregate principal amount of the Notes of the applicable series as to which such participant or participants has or have given such direction.

Beneficial interests in Notes of any series represented by a Global Certificate will be exchangeable for Notes of such series represented by individual security certificates (“Definitive Certificates”) and registered in the name or names of owners of such beneficial interests as specified in instructions provided by DTC to the Trustee (“Certificated Notes”) only if: (i) DTC notifies us that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC, (ii) we notify the Trustee in writing that it has reasonably elected to cause the issuance of Certificated Notes of such series or (iii) there shall have occurred and be continuing an Event of Default (as defined below) with respect to the Notes of such series and the Notes of such series will be accelerated in accordance with their terms and the terms of the Indenture.

In any such instance, an owner of a beneficial interest in the Notes of a series represented by a Global Certificate would be entitled to delivery of Certificated Notes of such series equal in principal amount to that beneficial interest and to have those Certificated Notes registered in its name. Certificated Notes of such series so issued would be issued as registered notes in authorized denominations. Certificated Notes of a series, if issued, could be transferred by presentation of Definitive Certificates representing such Certificated Notes for registration to the Trustee at its offices in the Borough of Manhattan, the City of New York and such Definitive Certificates would need to be duly endorsed by the applicable holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee duly executed by the holder or his attorney duly authorized in writing.

Although we and the Guarantor expect that DTC will continue to perform the foregoing procedures in order to facilitate transfers of interests in each Note of a series represented by a Global Certificate among DTC participants, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Guarantor, the underwriters or the Trustee will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we and the Guarantor believe to be reliable, but none of us, the Guarantor or the underwriters takes any responsibility for its accuracy or completeness. As stated above, we, the Guarantor and the Trustee assume no responsibility for the performance by DTC or its direct or indirect participants of their respective obligations, including obligations that DTC or its direct or indirect participants have under the rules and procedures that govern DTC’s operations.

Status of the Notes

The Notes of each series will constitute our direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) our payment obligations under the Notes of such series will rank at least pari passu with all our other unsecured and unsubordinated indebtedness, present and future, except as our obligations may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain.

The Guarantee

Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis, pursuant to a guarantee to be dated as of or around            , 2017 (the “Guarantee”). Amounts to be paid by the Guarantor under the Guarantee shall be paid without deduction or withholding for any present or future taxes or duties imposed by the Kingdom of Spain or any political subdivision thereof, unless the withholding or deduction of such taxes or duties is required by law or regulation or by the official interpretation thereof. In that event, the Guarantor will pay such Additional Amounts as may be necessary in order that each net payment on the Notes of the applicable series after such deduction or withholding will not be less than the amount provided for in each security certificate representing such Notes to be then due and payable, subject to the exceptions described under “—Payments of Additional Amounts” above. The obligations of the Guarantor under the Guarantee are unaffected by any invalidity, irregularity or unenforceability of the Notes of the applicable series or the Indenture, any failure to enforce the provisions of such Notes or the Indenture, or any waivers, modification or indulgence granted to us in respect thereof by the holders of such series of Notes or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantee.

Under the Guarantee, the Guarantor will waive diligence, presentment, demand of payment, filing of claims with a court in the event of our merger or bankruptcy, the benefits of orden, división and excusión under Spanish law, any right to require a proceeding first against us, protest or notice with respect to the Notes of the applicable series, or the indebtedness evidenced thereby and all demands whatsoever, and will covenant that the Guarantee will not be discharged except by payment in full of the principal of, interest on and Additional Amounts, if any, on such Notes of the applicable series and the Guarantor shall have fully performed all its obligations in accordance with the provisions of the Notes of such series, the Guarantee and the Indenture.

The Guarantor shall be subrogated to all rights of the holders of the applicable series of Notes and the Trustee against us in respect of any amounts paid to such holders by the Guarantor.

The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes of each series will be effectively subordinated to those obligations that are preferred under the Insolvency Law.

At December 31, 2016, the Guarantor had no outstanding consolidated secured indebtedness and approximately €60 billion of outstanding consolidated unsecured indebtedness. For additional information about the Guarantor’s principal transactions since December 31, 2016, see “Capitalization and Indebtedness”.

Consolidation, Merger, Etc.; Assumption

Neither we nor the Guarantor shall consolidate with or merge (which term shall include for the avoidance of doubt a scheme of arrangement) into any other person or convey, transfer or lease all or substantially all of our respective assets to any person, and neither we nor the Guarantor shall permit any person to consolidate with or merge into us or the Guarantor, convey, transfer or lease all or substantially all of its assets to us or the Guarantor, unless:

i.	in the case that we or the Guarantor shall consolidate with or merge into another person or convey, transfer or lease all or substantially all of its respective assets to any person, the person formed by such consolidation or into which we or the Guarantor are merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Issuer or the Guarantor shall be a corporation, partnership or trust, shall be organized and validly existing, under the laws of the Kingdom of Spain or a member of the European Union or an OECD country and shall expressly assume, by a supplemental indenture that complies with the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), executed and delivered to the Trustee in form and substance reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all Additional Amounts and any additional sums payable pursuant to paragraph (ii) below) (a) in our case, on all the Notes of each series and (b) in the case of the Guarantor, under the Guarantee, and the performance or observance of every covenant of the Indenture relating thereto on our part to be performed or observed and, in the case of the Guarantor, the due and punctual payment of the principal of and any premium and interest (including all Additional Amounts and any additional sums payable pursuant to paragraph (ii) below) on all the Notes of each series and the performance or observance of every covenant of the Indenture and the Guarantee relating thereto on the part of the Guarantor to be performed or observed;

ii.	if the person formed by such consolidation or into which we or the Guarantor are merged or to whom we or the Guarantor have conveyed, transferred or leased our respective properties or assets is a person organized and validly existing under the laws of a jurisdiction other than the Kingdom of Spain such person agrees to indemnify the holder of each Note of each series against (a) any tax, assessment or governmental charge imposed on any such holder or required to be withheld or deducted from any payment to such holder as a consequence of such consolidation, merger, conveyance, transfer or lease; and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease;

iii.	immediately prior to the consummation of such transaction, no Event of Default with respect to a series of Notes, shall have occurred;

iv.	the consummation of such transaction must not cause an Event of Default under the Notes of any series or the Guarantee which we or the Guarantor, as the case may be, do not reasonably believe can be cured within 90 days from the date of such transaction; and

v.	we or the Guarantor have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

No vote by the holders of the Notes of any series for any such consolidation, merger, conveyance, transfer or lease is required, unless as part of the transaction we or the Guarantor, as applicable, make changes to the Indenture requiring holder approval, as described later under “—Modification and Waiver”. We and the Guarantor may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We and the Guarantor may take these actions even if they result in:

•	a lower credit rating being assigned to the Notes; or

•

Additional Amounts becoming payable in respect of withholding tax and, as a result, the Notes being subject to redemption at our option or at the option of the Guarantor, as the case may be, as described later under “—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons”.

We and the Guarantor have no obligation under the Indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to holders of the Notes of any series, in connection with a merger, consolidation, sale conveyance or lease of assets that is permitted under the Indenture.

Upon any consolidation of the Issuer or the Guarantor with, or merger of the Issuer or the Guarantor into, any other person or any conveyance, transfer or lease of all or substantially all of the assets of the Issuer or the Guarantor in accordance with the provisions described above, the successor person formed by such consolidation or into which the Issuer or the Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Guarantor, as the case may be, under the Indenture with the same effect as if such successor person had been named as the Issuer or the Guarantor therein, as the case may be, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Indenture and the Notes of each series or Guarantee, as the case may be.

In the case of any such consolidation, merger, conveyance, transfer or lease, if the acquiring or resulting entity’s jurisdiction of incorporation or residence for tax purposes (the “Taxing Jurisdiction”) is not the Kingdom of Spain, Additional Amounts will be payable under the Notes or the Guarantee, as applicable, for taxes imposed by the acquiring or resulting entity’s Taxing Jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or after the date of the consolidation, merger, conveyance, transfer or lease rather than taxes imposed on those payments by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

Additional Amounts will be payable on interest or principal due prior to the date of the consolidation, merger, conveyance, transfer or lease only for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions discussed under “—Payments of Additional Amounts” above. The acquiring or resulting entity will also be entitled to redeem the Notes in the circumstances described below under the section entitled “—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons” for any change or amendment to, or change in the application or official interpretation of, the laws or regulations of such entity’s Taxing Jurisdiction (which change, amendment or change in the application or official interpretation becomes effective on or after the date of the merger, consolidation, sale, conveyance or lease).

The Guarantor or any subsidiary of the Guarantor may assume our obligations under the Notes without the consent of the holders. Any Notes so assumed, unless assumed directly by the Guarantor, will have the benefit of the Guarantee in respect of such Notes. In the event of an assumption by an entity within a Taxing Jurisdiction other than the Kingdom of Spain, Additional Amounts under the Notes will be payable for taxes imposed by the assuming entity’s Taxing Jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or subsequent to the date of such assumption rather than taxes imposed on these payments by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax. In the event of such assumption, the Guarantor or the applicable subsidiary of the Guarantor will be entitled to redeem the Notes in the circumstances described in the preceding paragraph.

Additional Amounts for payments of interest or principal made on or prior to the date of the assumption will be payable only for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions discussed under “—Payments of Additional Amounts” above.

An assumption of our obligations under the Notes of a series may be considered for U.S. federal income tax purposes to be an exchange of Notes of such series for new Notes by U.S. beneficial owners of such Notes, resulting in recognition of taxable gain or loss for U.S. federal income tax purposes and other possible adverse tax consequences. U.S. beneficial owners should consult their own tax advisors regarding the U.S. federal, state and local income tax consequences of any assumption.

Negative Pledge

So long as any of the Notes of a series remains outstanding (as defined in the Indenture), neither we nor the Guarantor will create or will have outstanding any mortgage, pledge, security interest or lien (“Encumbrance”) upon the whole or any part of our respective present or future assets, in order to secure any Relevant Indebtedness (as defined below) issued or guaranteed by us, the Guarantor or by any other person unless the Notes of such series are equally and ratably secured therewith, for as long as such Relevant Indebtedness shall be so secured.

We and the Guarantor are, however, allowed to secure Relevant Indebtedness in the following circumstances:

i.	the Relevant Indebtedness was originally offered, distributed or sold primarily to the residents of the Kingdom of Spain; or

ii.	the Relevant Indebtedness matures within one year of its date of issue; or

iii.	such Encumbrance affects assets of an entity which, when such Encumbrance was created, was unrelated to us or the Guarantor and which was subsequently acquired by us or the Guarantor;

provided, that nothing in this section shall limit the ability of the Issuer or the Guarantor, as the case may be, to grant or permit to subsist Encumbrances over any or all of their respective present or future assets to secure Relevant Indebtedness issued or guaranteed by the Issuer, the Guarantor or any other person to the extent that the aggregate principal amounts so secured do not exceed 5% of the Consolidated Net Tangible Assets of the Guarantor (as defined below), as reflected in the most recent balance sheet or statement of financial position prior to the time such Relevant Indebtedness was issued or guaranteed.

“Consolidated Net Tangible Assets of the Guarantor” means, in accordance with generally accepted accounting principles, the total amount of assets of the Guarantor and its consolidated Subsidiaries, including investments in unconsolidated Subsidiaries, after deduction of (i) goodwill, (ii) intangible assets, and (iii) amounts due from stockholders for uncalled capital. Solely for purposes of this definition, “Subsidiary” means any company in respect of which the Guarantor owns, directly or indirectly, more than half of the voting rights of the shares of such company, or when the Guarantor owns half or less of the voting power but controls such company, i.e., has the power to govern the financial and operating policies of such company so as to obtain benefits from its activities. The term “generally accepted accounting principles” means (i) in the case of our and the Guarantor’s unconsolidated financial statements, the accounting principles generally accepted in the Kingdom of Spain and (ii) in the case of the Consolidated Financial Statements, IFRS as issued by the IASB, which do not differ for the purposes of the Telefónica Group, from IFRS as adopted by the European Union, in each case as in effect at the date of such computation and as applied by us or the Guarantor, as the case may be.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Indebtedness” means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other securities which, in any of the above cases, is or are, or is or are capable of being, quoted, listed, dealt in or traded on a stock exchange or other recognized securities market. For the avoidance of doubt, any “obligation for the payment of borrowed money” as used in the definition of Relevant Indebtedness does not include obligations of the Issuer or the Guarantor which, pursuant to the requirements of law and accounting principles generally accepted in the Kingdom of Spain need not, and are not, reflected in the balance sheet of the Issuer or the Guarantor, as the case may be.

Redemption and Purchase

Early Redemption for Taxation or Listing Reasons

If, in relation to the Notes of any series, (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the administrative interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Notes of such series, (x) we or the Guarantor, as the case may be, are or would be required to pay any Additional Amounts as provided in the Indenture or (y) the Guarantor is or would be required to deduct or withhold tax on any payment to us to enable us to make any payment of principal, premium, if any, or interest on the Notes of such series, provided that such payment cannot, with reasonable effort by the Guarantor, be structured to avoid such deduction or withholding and (ii) such circumstances are evidenced by the delivery by us or the Guarantor, as the case may be, to the Trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisors of recognized standing to the effect that such circumstances prevail, we or the Guarantor, as the case may be, may, at our respective option and having given no less than 30 nor more than 60 days’ notice (ending on a day upon which interest is payable) to the holders in accordance with the terms described under “—Notices” below (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at a redemption price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the redemption date. No such notice of redemption may be given earlier than 150 days prior to the date on which we or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes of such series then due.

In addition, if any series of Notes is not listed on a regulated market, multilateral trading facility or other organized market no later than 45 days prior to the first Interest Payment Date for such series of Notes, we or the Guarantor, as the case may be, may, at our respective option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding the relevant first Interest Payment Date) to the holders of the Notes of such series in accordance with the terms described under “—Notices” below (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at their principal amount, together with accrued and unpaid interest, if any, thereon to but not including the redemption date (any such redemption, a “Redemption for Failure to List”); provided that from and including the issue date of the Notes of such series to and including such Interest Payment Date, we will use our reasonable best efforts to obtain or maintain such listing, as applicable.

In the event of a Redemption for Failure to List of a series of Notes, we or the Guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of the principal amount of the Notes redeemed net of the Spanish withholding tax applicable to such payments (currently 19%). If this were to occur, Beneficial Owners would have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

For a description of the Spanish tax treatment applicable to the income, if any, paid on the Notes upon an early redemption of such Notes as a result of such Notes not being listed on a regulated market, multilateral trading facility or other organized market, see “Taxation—Spanish Tax Considerations—Tax Rules for Notes not Listed on a Regulated Market, Multilateral Trading Facility or Other Organized Market”.

Optional Redemption of Fixed Rate Notes

We may redeem all or a portion of any series of the Fixed Rate Notes at our election at any time or from time to time as set forth below. Notice of redemption shall be given by first-class mail postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to each holder of any series of Fixed Rate Notes to be redeemed at his or her address appearing in the register kept by the Trustee. We may redeem any series of Fixed Rate Notes at a redemption price equal to the greater of:

•	100% of the principal amount of such series of Fixed Rate Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date of such Fixed Rate Notes; and

•

as determined by an Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon (exclusive of interest accrued thereon to the redemption date) discounted to the redemption date of such series of Fixed Rate Notes being redeemed on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) (i) plus            basis points in the case of any            Fixed Rate Notes being redeemed and (ii) plus            basis points in the case of any            Fixed Rate Notes being redeemed, in each case, plus accrued and unpaid interest on the principal amount of such Fixed Rate Notes (or any portion thereof) being redeemed to, but excluding, the redemption date of such Fixed Rate Notes (or any portion thereof) being redeemed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations or, if only one such quotation is obtained, such quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us and the Guarantor.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and their respective affiliates or their respective successors, provided that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we and the Guarantor will substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by us and the Guarantor.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third New York Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of such Fixed Rate Notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third New York Business Day preceding the redemption date.

Purchase of Notes

We, the Guarantor or any of the Guarantor’s other subsidiaries may at any time purchase Notes in the open market or otherwise at any price. We are not required to cancel any such Notes purchased by us, the Guarantor or any of the Guarantor’s other subsidiaries, as the case may be.

Events of Default, Waiver and Notice

“Event of Default”, with respect to any series of the Notes, means any one of the following events which occurs and is continuing:

i.	we fail to pay, and the Guarantor fails to honor the Guarantee with respect to payments of, principal of, interest due on or any Additional Amounts in respect of the Notes of that series for a period of 21 days from the stated maturity of such principal or interest payment;

ii.	we fail to perform any other obligation arising from the Notes of that series or the Guarantor fails to perform any other obligation arising under the Guarantee of the Notes of such series and in each case, such failure continues for more than 60 days (90 days if the failure to perform relates to an obligation of the Issuer or the Guarantor arising pursuant to a transaction described under “—Consolidation, Merger, Etc.; Assumption”) after there has been given, by the Trustee or holders of not less than 25% in principal amount of the outstanding Notes of such series, a written notice to us specifying such failure and requiring it to be remedied, and stating that such notice is a “Notice of Default” under the Indenture;

iii.	we or the Guarantor fail (taking into account any applicable grace periods) to fulfill any payment obligation in excess of €100,000,000 or its equivalent in any other currency under any Relevant Indebtedness or under any guarantees or suretyships provided for under any Relevant Indebtedness of others, and this failure remains uncured for 30 days;

iv.	the holders of any other Relevant Indebtedness of the Issuer or the Guarantor accelerate any payment obligation in excess of €100,000,000 or its equivalent in any other currency as a result of us or the Guarantor entering into a transaction described and in accordance with the conditions set forth under “—Consolidation, Merger, Etc.; Assumption”, which transaction constitutes an event of default in respect of such other Relevant Indebtedness;

v.	we or the Guarantor announce our inability to meet our respective financial obligations;

vi.	a court, at the request of any creditor, commences insolvency proceedings (concurso) against us or the Guarantor and any such proceeding is not discharged or dismissed within 60 days;

vii.	we or the Guarantor go into liquidation unless it is done as a result of us or the Guarantor entering into a transaction described and in accordance with the conditions set forth under “—Consolidation, Merger, Etc.; Assumption”;

viii.	we or the Guarantor make a filing seeking relief under any applicable bankruptcy or insolvency (concurso) laws; or

ix.	the Guarantee ceases to be valid or legally binding for any reason.

If any Event of Default shall occur in relation to the Notes of a series (taking into account any applicable grace period), the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of such series may, by written notice to us, at the Corporate Trust Office (and to the Trustee if given by the holders), declare that the Notes of such series, including principal and all interest then accrued and unpaid on the Notes of such series, as the case may be, shall be immediately due and payable, whereupon the same shall, to the extent permitted by applicable law, become immediately due and payable at their principal amount, together with all interest, if any, accrued and unpaid thereon and Additional Amounts, if any, payable in respect thereof without presentment, demand, protest or other notice of any kind, all of which we or the Guarantor, as the case may be, will expressly waive, unless, prior thereto, all Events of Default in respect of the Notes of such series shall have been cured. Such declarations of acceleration may be rescinded and past defaults may be waived, except defaults in payment of principal of, interest on or Additional Amounts, if any, by holders of a majority of the outstanding principal amount on the Notes of such series pursuant to the procedures and under the conditions described under “—Modification and Waiver” below; provided, however, that the amounts due to the Trustee under the Indenture have been paid. Holders of Notes represented by one or more Global Certificate should consult with their banks or brokers for information on how to give notice or direction to, or make a request of, the Trustee and to make or cancel a declaration of acceleration. The Indenture provides that none of the terms of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to the Trustee.

Defeasance; Covenant Defeasance

Each series of Notes will be subject to the defeasance and covenant defeasance provisions in the Indenture.

With respect to any series of Notes, we and the Guarantor shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes of such series and the provisions of the Indenture as it relates to such outstanding Notes shall no longer be in effect, and the Trustee, at our expense, shall, upon our order or the order of the Guarantor, execute proper instruments acknowledging the same, when:

i.	we or the Guarantor have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of the Indenture), irrevocably (irrespective of whether the conditions in subparagraphs (ii), (iii), (iv), (v), (vi) and (vii) below have been satisfied, but subject to certain provisions in the Indenture relating to the application of trust money), as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes of such series, U.S. Dollars or U.S. government obligations in an amount which will provide not later than the opening of business on the due date of any payment referred to in subsection (A), (B) or (C) of this subparagraph (i) U.S. Dollars or U.S. government obligations in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge (A) the principal of (and premium, if any), (B) interest on, and (C) Additional Amounts, if any, on the outstanding Notes of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes;

ii.	no Event of Default with respect to the Notes of such series has occurred and is continuing on the date of such deposit and no Event of Default under subparagraphs (v), (vi) or (viii) under the section entitled “—Events of Default, Waiver and Notice” is in occurrence and continues on a date which is six months after the date of such deposit;

iii.

we or the Guarantor have delivered to the Trustee an opinion of counsel of recognized standing with respect to U.S. federal income tax matters (which opinion must state that it is based on a change in law or a ruling received from the Internal Revenue Service) to the effect that beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

iv.	such defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes of such series are in default within the meaning of the Trust Indenture Act);

v.	such defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”);

vi.	if the Notes of such series are then listed on any securities exchange, we or the Guarantor have delivered to the Trustee an opinion of counsel to the effect that such deposit, defeasance and discharge will not cause the Notes of such series to be delisted from such exchange; and

vii.	we or the Guarantor have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance and discharge of the entire indebtedness on all outstanding Notes of such series have been complied with;

provided, however, that a defeasance described above shall not impair or affect (a) the rights of holders of Notes of such series to receive, from the trust funds described in subparagraph (i) above, payment of the principal of (and premium, if any) and any installment of principal of (and premium, if any), interest on, or Additional Amounts, if any, on the Notes of such series on the stated maturity of such principal or installment of principal of (and premium, if any) or interest, or any mandatory sinking fund payments or analogous payments applicable to the Notes of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes of such series, (b) our and the Guarantor’s obligations with respect to the Notes of such series and Guarantee, respectively, under certain provisions of the Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (d) the provisions of the Indenture relating to the application of trust money.

With respect to any series of Notes, we and the Guarantor by board resolution may elect to be released from our respective obligations under any specified provisions of the Indenture applicable to the Notes of such series outstanding, and the provisions so specified in such resolution, as they relate to outstanding Notes of such series, shall no longer be in effect, and the Trustee, at our expense, shall, upon our order or the order of the Guarantor, execute proper instruments acknowledging the same, when:

i.	we or the Guarantor have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of the Indenture), irrevocably (irrespective of whether the conditions in subparagraphs (ii), (iii), (iv), (v), (vi), (vii) and (viii) below have been satisfied, but subject to certain provisions in the Indenture relating to the application of trust money), as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes of such series, U.S. Dollars or U.S. government obligations in an amount which will provide not later than the opening of business on the due date of any payment referred to in subsection (A), (B) or (C) of this subparagraph (i) U.S. Dollars or U.S. government obligations in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge (A) the principal of (and premium, if any), (B) interest on, and (C) Additional Amounts, if any, on the outstanding Notes of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes of such series;

ii.	such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we or the Guarantor are a party or by which either of us is bound;

iii.	no Event of Default with respect to the Notes of such series has occurred and is continuing on the date of such deposit and no Event of Default under subparagraphs (v), (vi) and (viii) under the section entitled “—Events of Default, Waiver and Notice” is in occurrence and continues on a date which is six months after the date of such deposit;

iv.	we or the Guarantor have delivered to the Trustee an opinion of counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, and covenant defeasance had not occurred;

v.	such covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of the Trust Indenture Act);

vi.	such covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act;

vii.	if the Notes of such series are then listed on any securities exchange, we or the Guarantor have delivered to the Trustee an opinion of counsel of recognized standing to the effect that such deposit and covenant defeasance will not cause the Notes of such series to be delisted from such exchange; and

viii.	we or the Guarantor have delivered to the Trustee an officer’s certificate and an opinion of counsel of recognized standing, each stating that all conditions precedent provided for relating to the covenant defeasance of the specified provisions of the Indenture as they relate to the outstanding Notes of such series have been complied with.

From and after the date when the foregoing conditions have been met, we or the Guarantor, as the case may be, may omit to comply with, and shall have no liability in respect of, any term, covenant, condition or limitation set forth in any of the specified provisions of the Indenture with respect to which the covenant defeasance has taken place as contemplated under the Indenture, but the remainder of the Indenture and the Notes of any other series will be unaffected thereby.

The Trustee, Transfer Agent, Registrar and Paying Agent

The Bank of New York Mellon will be acting as the Trustee, Transfer Agent, Registrar and Paying Agent for each series of Notes under, and as such terms are defined in, the Indenture.

In addition to acting as Trustee, The Bank of New York Mellon also acts as depositary, trustee and/or paying agent in connection with various other transactions carried out by us, the Guarantor and certain of our respective affiliates.

Replacement of Notes

If any Certificated Note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the office of the Trustee subject to applicable laws, on payment by the claimant of the expenses incurred in connection with such replacement and on the terms as to evidence, security, indemnity and otherwise as we, the Guarantor and the Trustee may reasonably require.

Modification and Waiver

Modification Without Consent of Holders

We, the Guarantor and the Trustee may enter into one or more supplemental indentures without the consent of the holders of a series of Notes under the Indenture to:

•	secure the Notes of such series;

•

evidence the succession of another person to the Issuer or the Guarantor and the assumption by any such successor of the covenants and agreements of the Issuer or the Guarantor in the Indenture and in the Notes of such series;

•	evidence or provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes of such series;

•	change the terms of the Notes of such series to correct a manifest error (for the avoidance of doubt, no other modification may be made to the terms of the Notes of such series); or

•	change the Indenture in any manner which does not affect the terms of the Notes of such series or interests of the holders thereof.

Modification with Consent of Holders

With the consent of the holders of not less than a majority in principal amount of a series of Notes outstanding, we, the Guarantor and the Trustee may add any provisions to, or change in any manner or eliminate any of the provisions of, or waive any past defaults with respect to, the Indenture or modify in any manner the rights of the holders of such series of Notes. However, we, the Guarantor and the Trustee may not make any of the following changes to the Notes of such series without the consent of each holder of such series of Notes outstanding that would be affected by such change:

•	change the stated maturity of the principal of or any installment of the principal of or interest on any Note of such series;

•	reduce the principal amount of any Note of such series;

•	reduce the rate or extend the time of payment of interest on, any Note of such series;

•	reduce any amount payable on redemption of any Note of such series;

•	change our obligations or the obligations of the Guarantor to pay Additional Amounts on any Note of such series;

•	waive a default in the payment of principal of, or interest on any Note of such series;

•	change the currency in which the principal, premium, or interest on, any Note of such series is payable;

•	impair the right of any holder to take legal action to enforce the payment on the Notes of such series or the Guarantee when due; or

•	reduce the quorum requirements or the percentage of Notes of such series the consent of whose holders is required for modification of the Indenture.

Maintenance of Tax Procedures

The supplemental indenture to be entered into in respect of each series of Notes will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes, and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. In addition, we and the Guarantor will agree in the respective supplemental indenture in respect of each series of Notes to, so long as any principal amount of such series of Notes remains outstanding and insofar as it is practicable, maintain, implement or arrange for the implementation of procedures to facilitate the timely provision of a duly executed and completed Payment Statement in connection with each payment of income under such series of Notes or the collection of any other documentation concerning such Notes or the Beneficial Owners thereof that may be required under Spanish law to allow payments on such Notes to be made free and clear of Spanish withholding tax. However, neither we nor the Guarantor can assure you that it will be practicable to maintain, implement or arrange for the implementation of any such procedures or that they will be effective, in which case we may be required to make payments in respect of such Notes net of the Spanish withholding tax applicable to such payments (currently 19%).

Under the supplemental indenture to be entered into in respect of each series of Notes, the Paying Agent must deliver a Payment Statement to us and the Guarantor no later than 1:00 a.m. New York Time on the relevant payment date. If we or the Guarantor believe that the information contained in the Payment Statement is incomplete or inaccurate or that the Payment Statement is otherwise not in compliance with the applicable regulation, we or the Guarantor will notify the Paying Agent and state the reasons for such belief. Following such notification, the Paying Agent shall deliver to us and the Guarantor a further Payment Statement, revised, if necessary, as reasonably determined by the Paying Agent, as soon as possible but in any event no later than 9:30 a.m. New York Time on the relevant Payment Date (the “First Statement Deadline”). If the Paying Agent delivers a duly executed and completed Payment Statement to us and the Guarantor by the First Statement Deadline, the relevant payment will be made free and clear of Spanish withholding tax. Otherwise, such payment will be made net of Spanish withholding tax (currently 19%).

If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor by the First Statement Deadline, the Paying Agent will use all reasonable efforts to deliver a Payment Statement to us and the Guarantor as soon as possible but no later than 4:00 p.m. New York time on the 10th calendar day of the month immediately following the relevant payment date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day). If we or the Guarantor believe that the information contained in the Payment Statement is incomplete or inaccurate or that the Payment Statement is otherwise not in compliance with the applicable regulation, we or the Guarantor will notify the Paying Agent and state the reasons for such belief. Following such notification, the Paying Agent shall deliver to us and the Guarantor a further Payment Statement, revised, if necessary, as reasonably determined by the Paying Agent, as soon as possible but in any event no later than 5:00 p.m. New York Time on the 10th calendar day of the month immediately following the relevant payment date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day) (the “Second Statement Deadline”). If the Paying Agent delivers a duly executed and completed Payment Statement to us and the Guarantor by the Second Statement Deadline, we or the Guarantor, as the case may be, will, no later than the 18th calendar day of the month immediately following the relevant payment date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), instruct the Paying Agent to, within one New York Business Day of such date, transfer to each DTC participant the amount initially withheld to such DTC participant for the benefit of Beneficial Owners.

If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor by the Second Statement Deadline, Beneficial Owners will have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

Prospective investors should note that none of the Issuer, the Guarantor or the underwriters accepts any responsibility relating to the procedures established for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes. Accordingly, none of the Issuer, the Guarantor or the underwriters will be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose income payments are nonetheless paid net of Spanish withholding tax because these procedures prove ineffective. Moreover, none of the Issuer or the Guarantor will pay any Additional Amounts with respect to any such withholding.

Notices

Notices to holders will be deemed to be validly given if mailed to them at their respective addresses as recorded in the register kept by the Trustee, and will be deemed to have been validly given on the seventh day after the date of such mailing.

Governing Law

Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, the Indenture, the Notes and the Guarantee shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

The due authorization of the Notes and the ranking of the Notes and Guarantee shall be governed by Spanish law.

Consent to Jurisdiction

We and the Guarantor have irrevocably submitted to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, the City of New York, and any appellate court from any such court thereof, with respect to any legal suit, action or proceeding based on or arising under the Notes or the Indenture and have agreed that all claims in respect of such suit or proceeding shall be determined in any such court.

TAXATION

Spanish Tax Considerations

The information provided below does not purport to be a complete analysis of the tax law and practice currently applicable in Spain and does not purport to address the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

Prospective purchasers of the Notes are advised to consult their own tax advisors as to the tax consequences, including those under the tax laws of the country of which they are resident, of purchasing, owning and disposing of Notes.

Prospective investors should also note that the appointment by an investor in Notes, or any person through which an investor holds Notes, of a custodian, collection agent or similar person in relation to such Notes in any jurisdiction may have tax implications. Prospective investors should consult their own tax advisors in relation to the tax consequences for them of any such appointment.

This tax section is based on Spanish law as in effect on the date of this Prospectus Supplement as well as on administrative interpretations thereof, and is subject to any change in such law that may take effect after such date.

This information has been prepared in accordance with the following Spanish tax legislation in force at the date of this Prospectus Supplement and does not take into account specific regulations established by the autonomous regions of Spain or the historic territories of Basque Country or Navarra:

(i)	of general application, Additional Provision One of Law 10/2014, of 26 June on the regulation, supervision and solvency of credit entities (“Law 10/2014”) and Royal Decree 1065/2007 of July 27, approving the General Regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes (“Royal Decree 1065/2007”);

(ii)	for individuals resident for tax purposes in Spain which are subject to the Individual Income Tax (“IIT”), Law 35/2006 of November 28 on the IIT Law and on the partial amendment of the Corporate Income Tax Law, the Non-Resident Income Tax Law and the Net Wealth Tax Law, as amended, and Royal Decree 439/2007 of March 30, promulgating the IIT Regulations, along with Law 19/1991 of June 6, on the Net Wealth Tax, as amended, and Law 29/1987 of December 18 on Inheritance and Gift Tax;

(iii)	for legal entities resident for tax purposes in Spain which are subject to the Corporate Income Tax (“CIT”), Law 27/2014, of 27 November 2014 and Royal Decree 634/2015, of 10 July 2015 promulgating the CIT regulations; and

(iv)	for individuals and entities who are not resident for tax purposes in Spain which are subject to the Non-Resident Income Tax (“NRIT”), Royal Legislative Decree 5/2004 of March 5 promulgating the Consolidated Text of the NRIT Law, as amended, and Royal Decree 1776/2004 of July 30 promulgating the NRIT Regulations, along with Law 19/1991 of June 6, on the Net Wealth Tax and Law 29/1987 of December 18 on Inheritance and Gift Tax.

Whatever the nature and residence of the noteholder, the acquisition and transfer of Notes will be exempt from indirect taxes in Spain, i.e., exempt from Transfer Tax and Stamp Duty, in accordance with the Consolidated Text of such tax promulgated by Royal Legislative Decree 1/1993 of September 24 and exempt from Value Added Tax, in accordance with Law 37/1992 of December 28 regulating such tax.

Individuals with Tax Residency in Spain

Individual Income Tax (Impuesto sobre la Renta de las Personas Físicas)

Both interest periodically received and income derived from the transfer, redemption or repayment of the Notes constitute a return on investment obtained from the transfer of a person’s own capital to third parties in accordance with the provisions of Section 25.2 of the IIT Law, and must be included in the investor’s IIT savings taxable base and taxed at a flat rate of 19% on the first €6,000, 21% on the following €44,000 and 23% for any amount in excess of €50,000.

No withholding on account of IIT will be imposed on interest as well as on income derived from the redemption or repayment of the Notes (except in the case of a Redemption for Failure to List) by individual investors subject to IIT provided that certain requirements are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement). See “—Compliance with Certain Requirements in Connection with Income Payments”. However, income derived from the transfer of the Notes may be subject, under certain circumstances, to a withholding on account of IIT at the rate of 19%. In any event, the individual holder may credit taxes withheld against his or her final IIT liability for the relevant tax year.

Reporting Obligations

We and the Guarantor will comply with the reporting obligations set out in the Spanish tax laws with respect to Beneficial Owners of the Notes who are individuals resident in Spain for tax purposes.

Net Wealth Tax (Impuesto sobre el Patrimonio)

For tax year 2017, Spanish resident tax individuals are subject to Spanish Net Wealth Tax (Spanish Law 19/1991), as amended, which imposes a tax on property and rights in excess of €700,000 held on the last day of any year. Spanish tax resident individuals whose net worth is above €700,000 and who hold Notes on the last day of any year would therefore be subject to Spanish Net Wealth Tax for such year at marginal rates varying between 0.2% and 2.5% of the average market value of the Notes during the last quarter of such year.

From 2018 onwards, a general 100% tax relief applies (set forth by article 4 of Royal Decree-Law 3/2016 of 2 December 2016 adopting tax measures aimed at the consolidation of public finances and other urgent social security measures).

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Individuals who are resident in Spain for tax purposes who acquire ownership or other rights over any Notes by inheritance, gift or legacy will be subject to the Spanish Inheritance and Gift Tax in accordance with the applicable Spanish regional and state rules. The applicable tax rates range between 7.65% and 81.6% for 2017, depending on relevant factors.

Legal Entities with Tax Residency in Spain

Corporate Income Tax (Impuesto sobre Sociedades)

Both interest periodically accrued and income derived from the transfer, redemption or repayment of the Notes are subject to CIT (at the current general flat tax rate of 25% for 2017) in accordance with the rules for this tax.

No withholding on account of CIT will be imposed on interest as well as on income derived from the redemption or repayment of the Notes (except in the case of a Redemption for Failure to List), by Spanish CIT taxpayers provided that certain requirements are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement). See “—Compliance with Certain Requirements in Connection with Income Payments”.

With regard to income derived from the transfer of the Notes, in accordance with Section 61.s of the CIT regulations, there is no obligation to withhold on income obtained by Spanish CIT taxpayers (which, for the sake of clarity, include Spanish tax resident investment funds and Spanish tax resident pension funds) from financial assets traded on organized markets in OECD countries. We will make an application for the Notes to be traded on the NYSE and, upon admission to trading on the NYSE, the Notes will fulfill the requirements set forth in the legislation for exemption from withholding.

The Directorate General for Taxation (Dirección General de Tributos), on July 27, 2004, issued a ruling indicating that in the case of issues made by entities resident in Spain, as in the case of the Issuer, application of the exemption requires that, in addition to being traded on an organized market in an OECD country, the Notes be placed outside Spain in another OECD country. We believe that the issue of the Notes will fall within this exemption as the Notes are to be sold outside Spain and in the international capital markets. Consequently, no withholding on account of CIT should be made on income derived from the transfer of the Notes by Spanish CIT taxpayers that provide relevant information to qualify as such.

If the Notes are not listed on a regulated market, multilateral trading facility or other organized market no later than 45 days prior to the first Interest Payment Date, we or the Guarantor, as the case may be, shall be entitled to redeem the Notes upon at least 15 days’ notice to the noteholders. See “Description of the Notes and Guarantee—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons”.

Reporting Obligations

We and the Guarantor will comply with the reporting obligations set out in the Spanish tax laws with respect to Beneficial Owners of the Notes who are legal persons or entities resident in Spain for tax purposes.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Legal entities resident in Spain for tax purposes which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax but must include the market value of the Notes in their taxable income for CIT purposes.

Individuals and Legal Entities that are not Tax Resident in Spain

Non-Resident Income Tax (Impuesto sobre la Renta de no Residentes)

(i)	Non-Spanish tax resident investors acting through a permanent establishment in Spain

If the Notes form part of the assets of a permanent establishment in Spain of a person or legal entity who is not resident in Spain for tax purposes, the tax rules applicable to income deriving from such Notes are, generally, the same as those set out above for Spanish CIT taxpayers. See “Legal Entities with Tax Residency in Spain—Corporate Income Tax (Impuesto sobre Sociedades)”. Ownership of the Notes by investors who are not resident in Spain for tax purposes will not in itself create the existence of a permanent establishment in Spain.

We and the Guarantor will comply with the reporting obligations set out in the Spanish tax laws with respect to Beneficial Owners of the Notes who are individuals or legal entities not resident in Spain for tax purposes who act with respect to the Notes through a permanent establishment in Spain.

(ii)	Non-Spanish tax resident investors not acting through a permanent establishment in Spain

Both interest payments periodically received and income derived from the transfer, redemption or repayment of the Notes, obtained by individuals or entities who are not resident in Spain for tax purposes and do not act, with respect to the Notes, through a permanent establishment in Spain, are exempt from NRIT and therefore no withholding on account of NRIT will be levied on such income provided certain requirements are met.

In order to be eligible for the exemption from NRIT, certain requirements must be met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement), as laid down in Section 44 of Royal Decree 1065/2007. See “—Compliance with Certain Requirements in Connection with Income Payments”. If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor in a timely manner in respect of a payment of income under the Notes, we will withhold Spanish withholding tax at the then-applicable rate (currently 19%) on such payment of income on the Notes and we will not pay Additional Amounts with respect to any such withholding tax.

Beneficial Owners not resident in Spain for tax purposes and entitled to exemption from NRIT, but the payment to whom was not exempt from Spanish withholding tax due to the failure by the Paying Agent to deliver a duly executed and completed Payment Statement, will receive a refund of the amount withheld, with no need for action on their part, if the Paying Agent provides us and the Guarantor with a duly executed and completed Payment Statement no later than the Second Statement Deadline. In addition, Beneficial Owners may apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

Beneficial owners who have been subject to Spanish withholding tax on income derived from the repayment of principal at the Maturity Date or any earlier date of redemption of Notes issued below par with an original issue discount may obtain a refund of the amount withheld directly from the Spanish tax authorities. Beneficial owners are advised to consult their own tax advisors regarding their eligibility to claim a refund from the Spanish tax authorities and the procedures to be followed in such circumstances.

Net Wealth Tax (Impuesto sobre el Patrimonio)

For tax year 2017 Spanish non-resident tax individuals are subject to Spanish Net Wealth Tax (Spanish Law 19/1991), as amended, which imposes a tax on property and rights in excess of €700,000 that are located in Spain, or can be exercised within the Spanish territory, on the last day of any year.

However, to the extent that income derived from the Notes is exempt from NRIT, individual Beneficial Owners not resident in Spain for tax purposes who hold Notes on the last day of any year will be exempt from Spanish Net Wealth Tax. Furthermore, Beneficial Owners who benefit from a convention for the avoidance of double taxation with respect to wealth tax that provides for taxation only in the Beneficial Owner’s country of residence will not be subject to Spanish Net Wealth Tax.

If the provisions of the foregoing paragraph do not apply, non-Spanish tax resident individuals whose net worth related to property located, or rights that can be exercised, in Spain is above €700,000 and who hold Notes on the last day of any year would therefore be subject to Spanish Net Wealth Tax for such year at marginal rates varying between 0.2% and 2.5% of the average market value of the Notes during the last quarter of such year. Non-Spanish tax resident individuals who are resident in an EU or European Economic Area member State may apply the rules approved by the autonomous region where the assets and rights with more value are situated. As such, prospective investors should consult their tax advisors.

From 2018 onwards, a general 100% tax relief applies (set forth by article 4 of Royal Decree-Law 3/2016 of 2 December 2016 adopting tax measures aimed at the consolidation of public finances and other urgent social security measures).

Non-Spanish resident legal entities are not subject to Spanish Net Wealth Tax.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Individuals who do not have tax residency in Spain who acquire ownership or other rights over the Notes by inheritance, gift or legacy, and who reside in a country with which Spain has entered into a double tax treaty in relation to Inheritance and Gift Tax will be subject to the provisions of such relevant double tax treaty.

If the provisions of the foregoing paragraph do not apply, such individuals will be subject to Inheritance and Gift Tax in accordance with the applicable Spanish regional and state legislation, to the extent that rights deriving from the Notes can be exercised within the Spanish territory. Generally, non-Spanish tax resident individuals are subject to Spanish Inheritance and Gift Tax according to the rules set forth in the state Inheritance and Gift Tax law. However, if the deceased or the donee are resident in an EU or European Economic Area member State, the applicable rules will be those corresponding to the relevant autonomous regions according to the law. As such, prospective investors should consult their tax advisors.

Non-Spanish tax resident legal entities which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax. Such acquisitions will be subject to NRIT (as described above), without prejudice to the provisions of any applicable convention for the avoidance of double taxation entered into by Spain. In general, conventions for the avoidance of double taxation provide for the taxation of this type of income in the country of tax residence of the beneficiary.

Tax Rules for Notes not Listed on a Regulated Market, Multilateral Trading Facility or Other Organized Market

Withholding on Account of IIT, NRIT and CIT

If the Notes are not listed on a regulated market, multilateral trading facility or other organized market on any date on which income in respect of the Notes will be paid (i.e., either an Interest Payment Date or a redemption date), payments of income to Beneficial Owners in respect of the Notes will be subject to Spanish withholding tax at the then-applicable rate (currently 19%). Beneficial Owners which are: (A) residents of a European Union member state other than Spain and obtain such income either directly or through a permanent establishment located in another European Union member state, provided that such Beneficial Owners (i) do not obtain such income on the Notes through a permanent establishment in Spain and (ii) are not resident of, are not located in, nor obtain income through, a tax haven (as defined by Royal Decree 1080/1991 of July 5 as amended); or (B) residents for tax purposes in a country which has entered into a convention for the avoidance of double taxation with Spain which provides for an exemption from Spanish tax or a reduced withholding tax rate with respect to income payable to any Beneficial Owner may be entitled to an exemption from, or reduction of, such tax. Individuals and entities that may benefit from such exemptions or reduced tax rates should apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

Tax Havens

Pursuant to Royal Decree 1080/1991 of July 5 as amended, the following are each considered to be a tax haven at the date of this Prospectus Supplement:

Anguilla

Antigua and Barbuda, Islands of

Bermuda

British Virgin Islands

Cayman Islands

Channel Islands (Jersey and Guernsey)

Falkland Islands

Fiji Islands

Gibraltar

Grenada

Hashemite Kingdom of Jordan

Isle of Man

Kingdom of Bahrain

Macau

Marianas Islands

Mauritius

Montserrat

Principality of Liechtenstein

Principality of Monaco

Republic of Dominica

Republic of Lebanon

Republic of Liberia

Republic of Nauru

Republic of Seychelles

Republic of Vanuatu

Saint Lucia

Saint Vincent & the Grenadines

Solomon Islands

Sultanate of Brunei

The Cook Islands

Turks and Caicos Islands, and

United States Virgin Islands

Tax Rules for Payments Made by the Guarantor

Payments made by the Guarantor to Beneficial Owners will be subject to the same tax rules previously set out for payments made by us.

Compliance with Certain Requirements in Connection with Income Payments

As described under “—Individual and Legal Entities with no Tax Residency in Spain”, “—Legal Entities with Tax Residency in Spain—Corporate Income Tax (Impuesto sobre Sociedades)” and “—Individuals with Tax Residency in Spain—Individual Income Tax (Impuesto sobre la Renta de las Personas Físicas)”, provided the conditions set forth in Law 10/2014 and Royal Decree 1065/2007 are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement), income paid in respect of the Notes for the benefit of non-Spanish tax resident investors, or for the benefit of Spanish CIT or IIT taxpayers, will not be subject to Spanish withholding tax. For these purposes, “income” means interest paid on an Interest Payment Date or the amount of the difference, if any, between the aggregate redemption price paid upon the redemption of the Notes of a series (or a portion thereof) and the aggregate principal amount of such Notes (other than in the event of a Redemption for Failure to List).

In accordance with sub-section 5 of Section 44 of Royal Decree 1065/2007, a duly executed and completed Payment Statement must be submitted to us and the Guarantor by the Paying Agent at the time of each relevant payment date. In accordance with the form attached as Annex to Royal Decree 1065/2007, the Payment Statement shall include the following information:

a)	Identification of the Notes;

b)	Payment date;

c)	Total amount of income to be paid on the relevant payment date; and

d)	Total amount of income corresponding to Notes held through each clearing system located outside Spain (such as DTC).

In particular, the Paying Agent must certify the information above about the Notes by means of a certificate, the form of which is attached as Annex B to this Preliminary Prospectus.

In light of the above, we, the Guarantor and the Paying Agent will enter into a supplemental indenture in respect of each series of Notes which, among other things, will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each income payment under the Notes and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. See “Description of the Notes and the Guarantees—Maintenance of Tax Procedures”.

Prospective investors should note that none of the Issuer, the Guarantor or the underwriters accepts any responsibility relating to the procedures established for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes. Accordingly, none of the Issuer, the Guarantor or the underwriters will be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose income payments are nonetheless paid net of Spanish withholding tax because these procedures prove ineffective. Moreover, neither we nor the Guarantor will pay any Additional Amounts with respect to any such withholding tax. See “Risk Factors—Risks Relating to the Guarantor, the Issuer and the Notes—We will have to withhold Spanish withholding tax from any income payment on the Notes unless certain requirements are met”.

If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor in a timely manner in respect of a payment of income under the Notes, such payment will be made net of Spanish withholding tax, currently at the rate of 19%. If this were to occur, affected Beneficial Owners will receive a refund of the amount withheld, with no need for action on their part, if the Paying Agent submits a duly executed and completed Payment Statement to us and the Guarantor no later than the 10th calendar day of the month immediately following the relevant payment date. In addition, Beneficial Owners may apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

In addition to the timely provision of a duly executed and completed Payment Statement, the Notes must be admitted to listing on a regulated market, multilateral trading facility or other organized market in order to allow payments on Notes to be made free and clear of Spanish withholding tax. We believe the Notes will comply with this requirement as long as they are listed and admitted to trading on the NYSE. See “—Tax Rules for Notes not Listed on a Regulated Market, Multilateral Trading Facility or Other Organized Market.”

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”). Estonia has since officially announced its withdrawal from the negotiations.

The proposed FTT has very broad scope. If introduced in the form proposed on February 14, 2013, it could apply to certain dealings in Notes (including secondary market transactions) in certain circumstances. The issuance and subscription of Notes should, however, be exempt.

Under the February 14, 2013 proposal, FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in Notes where at least one party to the transaction is established in the territory of a participating Member State and that a financial institution established in the territory of a participating Member State is a party to the transaction, acting either for its own account or for the account of another person or is acting in the name of a party to the transaction. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT proposal remains subject to negotiation between the participating Member States. Additional EU Member States may decide to participate and/or certain of the participating Member States may withdraw. The FTT proposal may therefore be altered prior to any implementation, the timing of which remains unclear. Prospective holders of Notes are advised to seek their own professional advice in relation to the FTT. If introduced, certain dealings in Notes may be subject to FTT, in which case neither we nor the Guarantor would be obliged to pay additional amounts with respect to any Note as a result of imposition of such tax.

Material U.S. Federal Income Tax Considerations

The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes by U.S. holders (defined below). This summary does not purport to be a complete analysis of all tax considerations that may be applicable to a decision to acquire the Notes. This summary applies only to U.S. holders who purchase the Notes in the initial offering at their issue price, which for each series of Notes will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes of such series is sold, and hold such Notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is for general information purposes only. This summary does not address the tax consequences applicable to all categories of investors, some of which may be subject to special rules (for example, (i) certain financial institutions, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark-to-market, (ii) investors holding the Notes as part of a straddle, hedge, conversion transaction or integrated investment, (iii) certain former citizens and residents of the United States, or (iv) investors whose functional currency is not the U.S. Dollar). This summary does not address the effects of any state, local or non-U.S. tax laws or any U.S. federal estate, gift, Medicare contribution or alternative minimum tax considerations.

Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this offering, and those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. The tax treatment applicable to you may vary depending on your particular tax situation or status.

In this discussion, a U.S. holder refers to a beneficial owner of Notes that is for U.S. federal income tax purposes:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof, or the District of Columbia; or

(iii)	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or partner of a partnership holding Notes, you should consult your tax advisor.

Prospective investors should consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes in light of their own particular circumstances, as well as the effect and applicability of any state, local or non-U.S. tax laws.

Interest Payments

It is expected, and this disclosure assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes. Interest paid to a U.S. holder of Notes (including Spanish tax withheld and (without duplication) payments of Additional Amounts, if any) generally will be includible in such U.S. holder’s income as ordinary interest income in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Interest earned by a U.S. holder on the Notes generally will be treated as foreign source income for U.S. federal income tax purposes, which may be relevant in calculating a U.S. holder’s foreign tax credit limitation.

Subject to applicable limitations, some of which may vary depending upon a U.S. holder’s particular circumstances, Spanish income taxes withheld from interest income on a Note at a rate not in excess of any applicable treaty rate may be creditable against the U.S. holder’s U.S. federal income tax liability. A U.S. holder that is eligible for a refund under Spanish law or an applicable treaty of any amount withheld with respect to Spanish taxes will not be eligible to receive a credit of such amount against the U.S. holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. holders should consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Sale, Exchange, Redemption and Other Taxable Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of the Notes, a U.S. holder will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other taxable disposition (other than amounts attributable to accrued but unpaid interest not previously included in income, which will be taxable as described above under—“Interest Payments”) and the U.S. holder’s tax basis in such Notes. A U.S. holder’s tax basis in the Notes generally will equal the initial cost of such Notes to the U.S. holder. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Note exceeds one year at the time of disposition of such Note. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other taxable disposition of the Notes generally will be treated as U.S. source gain or loss, as the case may be.

Information Reporting and Backup Withholding

Information returns may be filed with the Internal Revenue Service (the “IRS”) in connection with payments of interest on the Notes and the proceeds from a sale or other disposition of the Notes unless the holder of such Notes establishes an exemption from the information reporting rules. A U.S. holder of Notes that does not establish such an exemption may be subject to U.S. backup withholding on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Certain U.S. holders who are individuals (and certain entities closely held by individuals) may be required to report information relating to securities issued by a non-U.S. person or accounts through which such securities are held, subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions). U.S. holders should consult their tax advisors regarding their reporting obligations with respect to the Notes.

The U.S. federal income tax discussion provided above is included for general information only and may or may not apply to you depending upon your particular situation. You should consult your own tax advisor with respect to the tax consequences to you of purchasing, owning and disposing of the Notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING

We intend to offer the Notes through the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement dated as of March                , 2017, between us, the Guarantor and the underwriters, each underwriter has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes listed opposite the underwriter’s name below:

Underwriters of Notes	Principal Amount ( Fixed Rate Notes)	Principal Amount ( Fixed Rate Notes)
Citigroup Global Markets Inc.	$	$
Credit Suisse Securities (USA) LLC	$	$
Goldman, Sachs & Co.	$	$
HSBC Securities (USA) Inc.	$	$
J.P. Morgan Securities LLC	$	$
Mizuho Securities USA Inc.	$	$
BBVA Securities Inc.	$	$
BNP Paribas Securities Corp.	$	$
Santander Investment Securities Inc.	$	$

Total	$	$

The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the non-defaulting underwriters may be increased, the offering size may be reduced or the underwriting agreement may be terminated.

We and the Guarantor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities. The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this Prospectus Supplement, and may offer the Notes to other dealers at that price less a concession not in excess of: (i)        % of the aggregate principal amount of the        Fixed Rate Notes; and (ii)        % of the aggregate principal amount of the        Fixed Rate Notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of: (i)                % of the aggregate principal amount of the        Fixed Rate Notes; and (ii)                % of the aggregate principal amount of the          Fixed Rate Notes. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us:

Public offering price ( Fixed Rate Notes)	$
Public offering price ( Fixed Rate Notes)	$
Total underwriting discount	$
Total proceeds to us	$

In connection with this offering, we will pay        % per            Fixed Rate Note and        % per        Fixed Rate Note, of underwriting discounts to the underwriters (expressed as a percentage of the aggregate principal amount of the respective series of Notes). We estimate that our out-of-pocket expenses for this offering will be approximately $            million. The underwriters have agreed to reimburse us for $            million of expenses in connection with this offering.

New Issuances of Notes

The Notes are new issuances of securities with no established trading market. We intend to apply for listing of the Notes on the New York Stock Exchange. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this Prospectus Supplement, such underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions

General

Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes the accompanying Prospectus, this Prospectus Supplement or any other offering document or any publicity or other material relating to the Notes.

Each underwriter has agreed that it will not, in connection with the initial distribution of the Notes, sell Notes to any person in an aggregate amount of less than $150,000.

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which will be the fifth Business Day following the date of pricing of the Notes (T+5).

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this Prospectus Supplement or the next succeeding business day will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have engaged in, and may in the future engage in, commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions and may do so in the future.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area (EEA)

Please note that, in relation to EEA Member States, additional selling restrictions may apply in respect of any specific EEA Member State, including those set out in relation to the Kingdom of Spain and the United Kingdom in this section.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (other than the Kingdom of Spain, where the Notes may not be initially offered or sold) (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus Supplement and the accompanying Prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Kingdom of Spain

Neither the Notes nor this Prospectus Supplement have been approved or registered in the administrative registries of the Comisión Nacional del Mercado de Valores (CNMV). Accordingly, the Notes may not be offered or sold in Spain except in accordance with the requirements of (a) the Spanish Securities Law (approved by means of the Royal Legislative Decree 4/2015, of October 23); (b) Royal Decree 1310/2005, of November 4; and (c) any decrees and regulations made thereunder (and, if applicable, the relevant laws and regulations which in the future may replace the aforementioned existing legal provisions).

Each underwriter has represented and agreed that it will not initially offer or sell the Notes in Spain, but the underwriters have made no representation as to subsequent resales of the Notes.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

This prospectus has not been approved by or registered with the Securities and futures Commission of Hong Kong or the Registrar of companies of Hong Kong. The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and the accompanying Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a

relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

VALIDITY OF THE NOTES

The validity of the Notes and the Guarantee will be passed upon for us by Davis Polk & Wardwell LLP as to matters of New York law, and by Uría Menéndez Abogados, S.L.P. and Telefónica’s general counsel as to matters of Spanish law. Certain matters will be passed upon for the underwriters by DLA Piper LLP (US).

EXPERTS

The Consolidated Financial Statements appearing in Telefónica’s Form 20-F and the effectiveness of Telefónica’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The Consolidated Financial Statements and Telefónica management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that Telefónica, the Guarantor, files with the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this Prospectus Supplement. We incorporate by reference into this Prospectus Supplement (i) the Form 20-F filed with the SEC by the Guarantor on February 23, 2017 (SEC Accession No. 0000950103-17-001636) and (ii) the statement on the computation of the ratio of earnings to fixed charges included in the Form 6-K filed with the SEC by the Guarantor on March 1, 2017.

We incorporate by reference in this Prospectus Supplement and the accompanying Prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the Exchange Act and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this Prospectus Supplement and the accompanying Prospectus after the date hereof and prior to the completion of an offering of securities under this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement is part of a registration statement filed with the SEC.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this Prospectus Supplement and the accompanying Prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents do not constitute an offer to sell or solicitation of an offer to buy the securities referred to herein in any circumstances under which such offer or solicitation is unlawful. You should not assume that the information in this or any future prospectus supplements is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein can be identified, in some instances, by the use of words such as “will”, “expect”, “aim”, “hope”, “anticipate”, “intend”, “believe” and similar language or the negative thereof or by the forward-looking nature of discussions of strategy, plans or intentions. These statements appear in a number of places in this Prospectus Supplement, the accompanying Prospectus and in the documents incorporated by reference herein, including, without limitation, certain statements made in “Risk Factors” in this Prospectus Supplement and “Risk Factors”, “Information on the Company”, “Operating and Financial Review and Prospects” and “Quantitative and Qualitative Disclosures About Market Risk” in the Form 20-F and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	the effect on the Guarantor’s results of operations of competition in telecommunications markets;

•	trends affecting the Guarantor’s business, financial condition, results of operations or cash flows;

•	acquisitions or investments which the Guarantor may make in the future;

•	the Guarantor’s capital expenditures plan;

•	the Guarantor’s estimated availability of funds;

•	the Guarantor’s ability to repay debt with estimated future cash flows;

•	the Guarantor’s shareholder remuneration policies;

•	supervision and regulation of the telecommunications sectors where the Guarantor has significant operations;

•	the Guarantor’s strategic partnerships; and

•	the potential for growth and competition in current and anticipated areas of the Guarantor’s business.

Such forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties, and actual results may differ materially from those anticipated in the forward-looking statements as a result of various factors. The risks and uncertainties involved in our and the Guarantor’s businesses that could affect the matters referred to in such forward-looking statements include but are not limited to:

•

changes in general economic, business or political conditions in the domestic or international markets in which the Guarantor operates or has material investments that may affect demand for the Guarantor’s services;

•	changes to currency exchange rates, interest rates or credit risk related to the Guarantor’s treasury investments or in some of the Guarantor’s financial transactions;

•	existing or worsening conditions in the international financial markets;

•

the impact of current, pending or future legislation and regulation in countries where the Guarantor operates, as well as any failure to renew or obtain the necessary licenses, authorizations and concessions to carry out the Guarantor’s operations and the impact of limitations in spectrum capacity;

•	customers’ perceptions of services offered by the Guarantor;

•	the actions of existing and potential competitors in each of the Guarantor’s markets and the potential effects of technological changes;

•	failure of suppliers to provide necessary equipment and services on a timely basis;

•	the impact of unanticipated service network interruptions including due to cybersecurity actions;

•	the effect of reports suggesting that electromagnetic fields may cause health problems;

•	the impact of impairment charges on the Guarantor’s goodwill and assets as a result of changes in the regulatory, business or political environment;

•

potential liability resulting from the Guarantor’s internet access and hosting services arising from illegal or illicit use of the internet, including the inappropriate dissemination or modification of consumer data; and

•	the outcome of pending or future litigation or other legal proceedings.

Some of these and other important factors that could cause such differences are discussed in more detail in “Risk Factors” in this Prospectus Supplement and “Operating and Financial Review and Prospects” and “Business” in the Form 20-F.

Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date of this Prospectus Supplement, the date of the accompanying Prospectus or as of the date of the documents incorporated by reference herein, as the case may be. Neither we nor the Guarantor undertake any obligation to update any forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus Supplement, the accompanying Prospectus or the documents incorporated by reference, as the case may be, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

CURRENCY OF PRESENTATION

In this Prospectus Supplement, we present the Guarantor’s financial information in euros. In this Prospectus Supplement, references to “euros”, “EUR” or “€” are to the single currency of the participating member states in the Third Stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended from time-to-time. References to “U.S. Dollars”, “USD” or “$” are to the lawful currency adopted by the United States of America, unless the context otherwise requires. References to “GBP” or “£” are to the lawful currency adopted by the United Kingdom.

This Prospectus Supplement contains a translation of some euro amounts into U.S. Dollars at specified exchange rates solely for your convenience. See “Exchange Rate Information” below for information about the rates of exchange between euros and U.S. Dollars for the periods indicated.

EXCHANGE RATE INFORMATION

Unless this report provides a different rate, the translations of euros into U.S. Dollars have been made at the rate of $                per €1.00, which was the Noon Buying Rate as published by the Federal Reserve Bank of New York on                 , 2017 for the euro/U.S. Dollar exchange rate. Using this rate does not mean that euro amounts actually represent those U.S. Dollars amounts or could be converted into U.S. Dollars at that rate.

The following table sets forth the history of the exchange rates of one euro to U.S. Dollars for the periods indicated.

Euro to U.S. Dollar Exchange Rate History(1)

	Last(2)	High	Low	Average(3)
Month Ended February 28, 2017 (through February 24, 2017)	1.0580	1.0802	1.0551	1.0654
Month Ended January 31, 2017	1.0794	1.0758	1.0375	1.0635
Year Ended December 31, 2017 (through February 24, 2017)	1.0580	1.0802	1.0375	1.0643
Year Ended December 31, 2016	1.0552	1.1516	1.0375	1.1075
Year Ended December 31, 2015	1.0859	1.2015	1.0524	1.1039
Year Ended December 31, 2014	1.2101	1.3924	1.2101	1.3285
Year Ended December 31, 2013	1.3779	1.3816	1.2774	1.3303
Year Ended December 31, 2012	1.3220	1.3463	1.2062	1.2912

(1)	The exchange rates on this page are the Noon Buying Rates for the period indicated as published by the Federal Reserve Bank of New York.
(2)	“Last” is the closing exchange rate on the last business day reported of each of the periods indicated.
(3)	“Average” for the monthly exchange rates is the average daily exchange rate during the periods indicated. “Average” for the year ended periods is calculated using the exchange rates on the last day reported of each month during the period.

ANNEX A

DIRECT REFUND FROM SPANISH TAX AUTHORITIES PROCEDURES

1.	Beneficial Owners entitled to receive income payments in respect of the Notes free of any Spanish withholding taxes but in respect of whom income payments have been made net of Spanish withholding tax may apply directly to the Spanish tax authorities for any refund to which they may be entitled.

2.	Beneficial Owners may claim the amount withheld from the Spanish Treasury following February 1 of the year immediately following the year in which the relevant payment was made and within the first four years following the last day on which the Issuer or the Guarantor, as the case may be, may pay any amount so withheld to the Spanish Treasury (which is generally the 20th calendar day of the month immediately following the relevant payment date), by filing with the Spanish tax authorities, among other documents (i) the relevant Spanish tax form, (ii) proof of beneficial ownership and (iii) a certificate of residency issued by the tax authorities of the country of tax residence of such Beneficial Owner (to be obtained from the IRS in the case of U.S. resident Beneficial Owners).

A-1

ANNEX B

Set out below is Annex B. Sections in English have been translated from the original Spanish and such translations constitute direct and accurate translations of the Spanish language text. In the event of any discrepancy between the Spanish language version of the certificate contained in Annex B and the corresponding English translation, the Spanish tax authorities will give effect to the Spanish language version of the relevant certificate only.

The language of this Supplementary Prospectus is English. The Spanish language text of Annex B has been included in order that the correct technical meaning may be ascribed to such text under applicable Spanish law. Any foreign language text included in this Base Prospectus does not form part of this Base Prospectus.

ANNEX B

Anexo al Reglamento General de las actuaciones y los procedimientos de gestión e inspección tributaria y de desarrollo de las normas comunes de los procedimientos de aplicación de los tributos, aprobado por Real Decreto 1065/2007

Modelo de declaración a que se refieren los apartados 3, 4 y 5 del artículo 44 del Reglamento General de las actuaciones y los procedimientos de gestión e inspección tributaria y de desarrollo de las normas comunes de los procedimientos de aplicación de los tributos

Annex to Royal Decree 1065/2007, of 27 July, approving the General Regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes

Declaration form referred to in paragraphs 3, 4 and 5 of Article 44 of the General Regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes

Don (nombre), con número de identificación fiscal (…)(1), en nombre y representación de (entidad declarante), con número de identificación fiscal (….)(1) y domicilio en (…) en calidad de (marcar la letra que proceda):

Mr. (name), with tax identification number (…)(1), in the name and on behalf of (entity), with tax identification number (….)(1) and address in (…) as (function—mark as applicable):

(a)	Entidad Gestora del Mercado de Deuda Pública en Anotaciones.

(a)	Management Entity of the Public Debt Market in book entry form.

(b)	Entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero.

(b)	Entity that manages the clearing and settlement system of securities resident in a foreign country.

(c)	Otras entidades que mantienen valores por cuenta de terceros en entidades de compensación y liquidación de valores domiciliadas en territorio español.

(c)	Other entities that hold securities on behalf of third parties within clearing and settlement systems domiciled in the Spanish territory.

(d)	Agente de pagos designado por el emisor.

(d)	Issue and Paying Agent appointed by the issuer.

Formula la siguiente declaración, de acuerdo con lo que consta en sus propios registros:

Makes the following statement, according to its own records:

1	En relación con los apartados 3 y 4 del artículo 44:

1	In relation to paragraphs 3 and 4 of Article 44:

1.1	Identificación de los valores

1.1	Identification of the securities

(1)	En caso de personas, físicas o jurídicas, no residentes sin establecimiento permanente se hará constar el número o código de identificación que corresponda de conformidad con su país de residencia

(1)	In case of non-residents (individuals or corporations) without permanent establishment in Spain it shall be included the number or identification code which corresponds according to their country of residence.

1.2	Fecha de pago de los rendimientos (o de reembolso si son valores emitidos al descuento o segregados)

1.2	Income payment date (or refund if the securities are issued at discount or are segregated)

1.3	Importe total de los rendimientos (o importe total a reembolsar, en todo caso, si son valores emitidos al descuento o segregados)

1.3	Total amount of income (or total amount to be refunded, in any case, if the securities are issued at discount or are segregated)

1.4	Importe de los rendimientos correspondiente a contribuyentes del Impuesto sobre la Renta de las Personas Físicas, excepto cupones segregados y principales segregados en cuyo reembolso intervenga una Entidad Gestora

1.4	Amount of income corresponding to Personal Income Tax taxpayers, except segregated coupons and segregated principals for which reimbursement an intermediary entity is involved

1.5	Importe de los rendimientos que conforme al apartado 2 del artículo 44 debe abonarse por su importe íntegro (o importe total a reembolsar si son valores emitidos al descuento o segregados).

1.5	Amount of income which according to paragraph 2 of Article 44 must be paid gross (or total amount to be refunded if the securities are issued at discount or are segregated).

2	En relación con el apartado 5 del artículo 44.

2	In relation to paragraph 5 of Article 44.

2.1	Identificación de los valores

2.1	Identification of the securities

2.2	Fecha de pago de los rendimientos (o de reembolso si son valores emitidos al descuento o segregados)

2.2	Income payment date (or refund if the securities are issued at discount or are segregated)

2.3	Importe total de los rendimientos (o importe total a reembolsar si son valores emitidos al descuento o segregados

2.3	Total amount of income (or total amount to be refunded if the securities are issued at discount or are segregated)

2.4	Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero A.

2.4	Amount corresponding to the entity that manages the clearing and settlement system of securities resident in a foreign country A.

2.5	Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero B.

2.5	Amount corresponding to the entity that manages the clearing and settlement system of securities resident in a foreign country B.

2.6	Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero C.

2.6	Amount corresponding to the entity that manages the clearing and settlement system of securities resident in a foreign country C.

Lo que declaro en ……………………a …. de ……………de ….

I declare the above in …………… … on the…. of…………… … of….

PROSPECTUS

Ordinary Shares of Telefónica, S.A.

Rights to subscribe for Ordinary Shares of Telefónica, S.A.

Debt Securities of Telefónica Emisiones, S.A.U.,

which are fully and unconditionally guaranteed by Telefónica, S.A.

Telefónica, S.A. may offer from time to time ordinary shares, including in the form of American Depositary Shares (“ADSs”), or rights to subscribe for ordinary shares of Telefónica, S.A., in one or more offerings.

Telefónica Emisiones, S.A.U. may offer from time to time in one or more series Debt Securities (as defined herein), which are fully and unconditionally guaranteed by Telefónica, S.A.

This prospectus describes the general terms of these securities and the general manner in which Telefónica, S.A. and Telefónica Emisiones, S.A.U. may offer these securities. Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. will provide the specific terms of the securities, and the specific manner in which they are offered, in one or more supplements to this prospectus. Such prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and the information incorporated by reference in this prospectus that is described under the heading “Incorporation by Reference” before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

The ordinary shares of Telefónica, S.A. are currently listed on each of the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) and are quoted through the Automated Quotation System of the Spanish Stock Exchanges under the symbol “TEF”. The ordinary shares of Telefónica, S.A. are also listed on the London and Buenos Aires stock exchanges. The ordinary shares of Telefónica, S.A. in the form of ADSs are listed on the New York Stock Exchange and the Lima (Peru) Stock Exchange. If Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the expected date for commencement of trading.

Investing in these securities involves risks. See “Risk Factors”.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Telefónica, S.A. and Telefónica Emisiones, S.A.U. may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods, and reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is May 13, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Telefónica, S.A. and Telefónica Emisiones, S.A.U. filed with the United States Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. may sell any combination of the securities described in this prospectus from time-to-time in the future in one or more offerings.

This prospectus provides you with a general description of the securities that can be offered. Each time the securities described herein are offered under this prospectus, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U., as the case may be, will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in “Where You Can Find More Information” and the information incorporated by reference that is described in “Incorporation by Reference”.

The prospectus supplement to be attached to the front of this prospectus will describe, among other matters, the terms of the offering, including the amount and detailed terms of the securities, the public offering price, net proceeds to us, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the other specific terms related to such offering, and any U.S. federal income tax consequences and Spanish tax considerations applicable to the securities being offered.

In this prospectus and the prospectus supplements, “Telefónica Emisiones” refers to Telefónica Emisiones, S.A.U. and “Telefónica”, “Telefónica, S.A.”, the “Group”, the “Telefónica Group” or the “Guarantor” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. We use the words “we”, “us” and “our” to refer to Telefónica Emisiones and/or Telefónica, as the context requires. We use the word “you” to refer to prospective investors in the securities. We use the term “Debt Securities” to refer collectively to any Debt Securities to be issued by Telefónica Emisiones and guaranteed by the Guarantor pursuant to this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information Telefónica files with, or furnishes to, the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Telefónica files with, or furnishes to, the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the following documents:

•

Telefónica’s annual report on Form 20-F for the year ended December 31, 2014 and filed with the SEC on February 27, 2015 (the “Form 20-F”). The consolidated financial statements included in the Form 20-F have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which do not differ for the purposes of the Group from IFRS as adopted by the European Union;

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 20, 2015; and

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 26, 2015.

We also incorporate by reference in this prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC. See “Where You Can Find More Information”.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. In particular, no dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus or that is incorporated by reference herein. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

Telefónica files annual and periodic reports and other information with the SEC. You may read and copy any document that Telefónica files with, or furnishes to, the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the operation of the public reference rooms. Telefónica’s SEC filings and submissions are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Telefónica makes available free of charge through Telefónica’s website, accessible at http://www.telefonica.com, certain of Telefónica’s reports and other information filed with or furnished to the SEC.

With the exception of the reports specifically incorporated by reference in this prospectus as set forth above, material contained on or accessible through Telefónica’s website is specifically not incorporated into this prospectus. See “Incorporation by Reference”.

You may also request a copy of Telefónica’s filings at no cost, by writing or calling Telefónica at the following addresses:

Telefónica, S.A.
Distrito Telefónica, Ronda de la Comunicación, s/n
28050 Madrid
Spain
Attention: Investor Relations
+34 91 482 8700

THE TELEFÓNICA GROUP

Telefónica, S.A. is a corporation duly organized and existing under the laws of the Kingdom of Spain, incorporated on April 19, 1924. The Telefónica Group is:

•	a diversified telecommunications group which provides a comprehensive range of services through one of the world’s largest and most modern telecommunications networks;

•	mainly focused on providing telecommunications services; and

•	present principally in Europe and Latin America.

Telefónica, S.A.’s principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

Recent Developments

In May 2015, Telefónica Brasil, S.A. issued 121,711,240 ordinary shares and 243,086,248 preferred shares. Telefónica, S.A. directly and indirectly partially subscribed such new ordinary shares and preferred shares. As of the date of this prospectus, Telefónica, S.A. holds directly and indirectly 74.54% of the share capital of Telefónica Brasil, S.A. Telefónica Brasil, S.A. intends to use the net proceeds from this offering to (i) fund the cash portion of its acquisition of Global Village Telecom S.A. and GVT Participações S.A. (collectively, “GVT”), which is expected to close by mid-2015, (ii) repay certain GVT loans with a related party, and (iii) adjust its capital structure in order to maintain liquidity.

TELEFÓNICA EMISIONES, S.A.U.

Telefónica Emisiones is a wholly-owned subsidiary of Telefónica, S.A. It was incorporated on November 29, 2004 as a company with unlimited duration and with limited liability and a sole shareholder under the laws of the Kingdom of Spain (sociedad anónima unipersonal). The share capital of Telefónica Emisiones is €62,000 divided into 62,000 ordinary shares of par value €1 each, all of them duly authorized, validly issued and fully paid and each of a single class. It is a financing vehicle for the Telefónica Group.

The principal executive offices of Telefónica Emisiones are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

RISK FACTORS

You should carefully consider the risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus, including but not limited to, those risk factors in Item 3.D in the Form 20-F, in deciding whether to invest in the securities being offered pursuant to this prospectus. We have also set forth below certain risk factors below that relate to recent events. We may include further risk factors in subsequent reports on Form 6-K incorporated in this prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to Telefónica’s Business

Worsening of the economic and political environment could negatively affect Telefónica’s business.

Telefónica’s international presence enables the diversification of its activities across countries and regions, but it exposes Telefónica to various legislations, as well as the political and economic environments of the countries in which it operates. Any adverse developments or even uncertainties in such countries, including exchange-rate or sovereign-risk fluctuations, may adversely affect the business, financial position, cash flows and/or the performance of some or all of the Group’s financial indicators.

The Telefónica Group’s business is impacted by overall economic conditions in each of the countries in which it operates. Economic conditions may adversely affect the level of demand of existing and prospective customers, as they may no longer deem critical the services offered by the Group. Factors such as high debt levels, ongoing restructuring of the banking sector, the implementation of pending structural reforms and continued fiscal austerity measures could hinder more dynamic growth in Europe and, in turn, the consumption and volume of demand for the Group’s services, which could materially adversely affect the Group’s business, financial condition, results of operations and cash flows.

The soft economic recovery in Europe together with low inflation rates, and the risk of deflation, has led and may still lead to monetary and fiscal easing from key players, with a view to creating a relatively benign scenario for Europe. The Telefónica Group generated 23.9% of its total revenues in Spain, 14.0% in the United Kingdom and 11.0% in Germany in 2014.

In addition, the Group’s business may be affected by other possible effects from the economic crisis, including possible insolvency of key customers and suppliers.

In Latin America, the most important challenge is the exchange-rate risk in Venezuela and Argentina, given the negative impact that a depreciation in their currencies could have on cash flows from both countries. International financial conditions may be unfavorable and may lead to potential periods of volatility linked to the evolution of the developed financial markets (especially changes in long-term interest rates in the United States due to the U.S. Federal Reserve’s intervention), an economic slowdown in Asia (a key region for Latin America) and slow progress with structural reforms projects in the majority of these countries limiting potential for higher growth rates. Among the most significant macroeconomic risk factors in the region are the high inflation rates, negative economic growth and high internal and external funding needs in Venezuela. These funding needs are significant and are affected by the recent fall in oil prices, which is the main and almost sole source of foreign currency in the country. These factors are affecting Venezuela’s competitiveness and may result in a currency devaluation. Other risks in the region are Argentina’s high level of inflation coupled with a phase of economic slowdown and weak public finances. Moreover, the recent decline in the prices of oil and other commodities could have a negative impact on the external accounts of countries such as Brazil, Chile, Peru and Colombia.

In relation to the political environment, the Group’s investments and operations in Latin America could be affected by a series of risks related to economic, political and social factors in these countries, collectively denominated “country risk”. For the year ended December 31, 2014, Telefónica Hispanoamérica and Telefónica Brazil represented 26.1% and 22.3% of the Telefónica Group’s revenues, respectively. Moreover, approximately 9.6% of the Group’s revenues in the telephony business were generated in countries that do not have investment grade status (in order of importance, Argentina, Venezuela, Ecuador, Nicaragua, Guatemala, El Salvador and Costa Rica), and other countries are only one notch away from losing this threshold. It is also significant that, despite clear improvements in Brazil, the uncertainty surrounding the political situation, fiscal policy stimuli and a relatively high inflation rate could result in a rating downgrade that, depending on the extent of such downgrade, could result in strong exchange-rate volatility due to an outflow of investments, especially in relation to fixed-income.

“Country risk” factors include the following:

•

government regulation or administrative policies may change unexpectedly, including changes that modify the terms and conditions of licenses and concessions and their renewal (or delay their approval), which could negatively affect the Group’s business in such countries;

•

abrupt exchange-rate fluctuations may occur mainly due to high levels of inflation and both fiscal and external deficits with the resulting exchange-rate overvaluation. This movement could lead to strong exchange-rate depreciation in the context of a floating exchange rate regime, a significant devaluation off the back of abandoning fixed exchange rates regimes or the introduction of varying degrees of restrictions on capital movement. For example, in Venezuela, the official U.S. dollar to bolívar fuerte exchange rate is established by the Central Bank of Venezuela and the Minister of Finance, with an alternative market for attracting foreign currency through the Complementary System for Administration of Foreign Currency (Sistema Complementario de Administración de Divisas or “SICAD”) regular and selective auctions. As of the date of this prospectus, Telefónica has not had access to the SICAD auctions in 2015, as none have been convened. In February 2015, a new Exchange Rate Agreement was established, including the regulations for the Foreign Exchange Marginal System (SIMADI). The Central Bank of Venezuela published on May 11, 2015 a reference of 198.87 bolívares fuertes to the U.S. dollar. The evolution of the new exchange rate system in the short term, in terms of its depth and ability to meet the needs of Telefónica, will determine the exchange rate to be used by Telefónica when converting the financial information of its subsidiary in Venezuela. Additionally, the acquisition or use of foreign currencies by Venezuelan or Argentinean companies to pay foreign debt or dividends is subject, in some cases, to the pre-authorization of the relevant authorities. Also, the Argentinean peso, despite its recent stability, continues to be under the threat of a sustained accelerated depreciation against the U.S. dollar;

•	governments may expropriate or nationalize assets, make adverse tax decisions or increase their participation in the economy and in companies;

•	economic-financial downturns, political instability and civil disturbances may negatively affect the Telefónica Group’s operations in such countries; and

•

maximum limits on profit margins may be imposed in order to limit the prices of goods and services through the analysis of cost structures. For example, in Venezuela, a maximum profit margin has been introduced that will be set annually by the Superintendence for Defense of Socioeconomic Rights.

Any of the foregoing may adversely affect the business, financial position, results of operations and cash flows of the Group.

The Telefónica Group is exposed to risks in relation to compliance with anti-corruption laws and regulations and economic sanctions programs.

The Telefónica Group is required to comply with the laws and regulations of various jurisdictions where it conducts operations. In particular, the Group’s international operations are subject to various anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010, and economic sanction programs, including those administered by the United Nations, the European Union and the United States, including the U.S. Treasury Department’s Office of Foreign Assets Control. The anti-corruption laws generally prohibit providing anything of value to government officials for the purposes of obtaining or retaining business or securing any improper business advantage. As part of the Telefónica Group’s business, it may deal with entities, the employees of which are considered government officials. In addition, economic sanctions programs restrict the Group’s business dealings with certain sanctioned countries, individuals and entities.

Although the Group has internal policies and procedures designed to ensure compliance with applicable anti-corruption laws and sanctions regulations, there can be no assurance that such policies and procedures will be sufficient or that the Group’s employees, directors, officers, partners, agents and service providers will not take actions in violation of the Group’s policies and procedures (or otherwise in violation of the relevant anti-corruption laws and sanctions regulations) for which the Group or they may be ultimately held responsible. Violations of anti-corruption laws and sanctions regulations could lead to financial penalties, exclusion from government contracts, damage to the Group’s reputation and other consequences, that could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Company is currently conducting an internal investigation regarding possible violations of applicable anticorruption laws. The Company has been in contact with governmental authorities about this matter and intends to cooperate with those authorities as the investigation continues. It is not possible at this time to predict the scope or duration of this matter or its likely outcome.

Telefónica’s divestment of its operations in the United Kingdom may not materialize.

On March 24, 2015, Telefónica and Hutchison Whampoa Limited (“Hutchison”) signed an agreement for the acquisition by the latter of Telefónica’s operations in the UK (O2 UK) for a price (firm value) of 10,250 million pounds in cash (approximately €14,000 million at the current exchange rate as of the date of the agreement), composed of (i) an initial amount of 9,250 million pounds (approximately €12,640 million) which would be paid at closing and (ii) an additional deferred payment of 1,000 million pounds (approximately €1,360 million) to be paid once the cumulative cash flow of the combined company in the United Kingdom has reached an agreed threshold.

Completion of the transaction is subject to, among other conditions, the approval of the applicable regulatory authorities and the obtaining of waivers to some contractual provisions affected by the sale, including those related to network alliances, as well as change of control provisions under certain contractual arrangements with third parties.

As completion of the share purchase agreement is conditional on the satisfaction (or, if applicable, waiver) of certain conditions, the acquisition may or may not proceed. If the abovementioned divestment is ultimately not consummated, it could have a material adverse effect on the trading price of Telefónica’s ordinary shares.

Telefónica and Telefónica Group companies are party to lawsuits, tax claims, antitrust and other legal proceedings.

Telefónica and Telefónica Group companies are party to lawsuits, tax claims and other legal proceedings in the ordinary course of their businesses, the financial outcome of which is unpredictable. An adverse outcome or settlement in these or other proceedings could result in significant costs and may have a material adverse effect on the Group’s business, financial condition, results of operations, reputation and cash flows. In particular, regarding tax and antitrust claims, the Telefónica Group has open judicial procedures in Peru concerning the clearance of previous years’ income tax, for which a contentious-administrative appeal is currently pending judgment, with no significant changes since December 31, 2014. In addition, we are party to certain economic-

administrative matters discussed in Note 17 of our 2014 consolidated financial statements included in the Form 20-F, for which we received in March of 2015 notice of an unfavorable decision of the Peruvian tax courts with respect to years 2000 and 2001, which could result in a material impact on our 2015 results. As indicated in our consolidated financial statements, if precautionary measures are not taken to minimize the impact of such decision on our cash, the decision is estimated to have an impact of 1,581 million Peruvian soles (€437 million). However, the decision can still be appealed to higher courts. In addition, we have open procedures in Brazil primarily relating to the ICMS (a Brazilian tax on telecommunication services). Further details on these matters are provided in Notes 17 and 21 of the 2014 consolidated financial statements included in the Form 20-F.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Guarantor’s ratio of earnings to fixed charges using financial information compiled in accordance with IFRS as issued by the IASB (“IFRS-IASB”) for the years ended December 31, 2014, 2013, 2012, 2011 and 2010:

	Year ended December 31,
	2014	2013	2012	2011	2010
IFRS-IASB Ratio of Earnings to Fixed Charges	2.2	2.8	2.8	3.0	5.2

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of profit before tax from continuing operations, before share of profit or loss of investments accounted for by the equity method, plus dividends from investments accounted for by the equity method, fixed charges and capitalized interest net of amortization. Fixed charges consist of finance cost, including amortization of debt expense and similar charges, and capitalized interest.

DESCRIPTION OF TELEFÓNICA’S ORDINARY SHARES

Our shares are governed by our bylaws (estatutos) and by Spanish law, namely, the Spanish Corporation Act (Ley de Sociedades de Capital), approved by Royal Legislative Decree 1/2010 of July 2, as amended (the “Spanish Corporation Act”), Law 24/1988 of July 28 on the Securities Market, as amended (the “Spanish Securities Market Act”), and by ancillary provisions further developing those pieces of legislation. Shareholders’ rights are principally governed by the Spanish Corporation Act and Telefónica’s bylaws (Estatutos Sociales) and regulations on the general shareholders’ meeting (Reglamento de la Junta General de Accionistas).

The Spanish Corporation Act was recently amended by Law 31/2014 of December 3 to improve corporate governance (“Law 31/2014”). The main changes relate to the following two areas: general shareholders’ meetings and shareholders’ rights and the legal status of directors and companies’ boards of directors. Law 31/2014 entered into force on December 24, 2014, although certain specific provisions affecting listed companies will not be effective until after the first general shareholders’ meeting held by such companies in 2015. Other provisions of Law 31/2014 entered into force as from December 24, 2014 and, in the event of any conflict between those mandatory provisions and those in the company’s bylaws, the former will prevail. Our next general shareholders’ meeting, to be held on June 11 or June 12, 2015 (if the required quorum is not reached on June 11, 2015), is expected to deliberate and decide upon certain proposed amendments to our bylaws and regulations on general shareholders’ meetings to bring them in line with the new provisions of Law 31/2014.

The following summary describes the material considerations concerning the capital stock of Telefónica and briefly describes the material provisions of Telefónica’s bylaws and relevant Spanish law. This summary does not include all the provisions of our bylaws nor of the Spanish laws mentioned herein and is qualified in its entirety by reference to the detailed provisions thereof.

A copy of Telefónica’s bylaws has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

As of May 13, 2015, Telefónica’s paid in share capital was €4,938,417,514, represented by a single class of 4,938,417,514 ordinary shares with a nominal value of €1.00 each. As of December 31, 2014, Telefónica’s paid in share capital was €4,657,204,330, represented by a single class of 4,657,204,330 ordinary shares with a nominal value of €1.00 each.

Our shareholders have delegated to the Board of Directors the authority to issue share capital up to €2,281,998,242.50 (equal to half of Telefónica’s share capital on May 18, 2011, the date of the authorization). The Board of Directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Corporation Act. The Board’s authorization to issue new shares expires on May 18, 2016. Telefónica’s Board has already utilized part of this authorization and, as of the date of this prospectus, it is authorized to issue share capital up to €1,874,734,638.50 pursuant to this authorization. Our next general shareholders’ meeting, to be held on June 11 or June 12, 2015 (if the required quorum is not reached on June 11, 2015), is expected to deliberate and decide upon the delegation to the Board of Directors, with express powers of substitution, for a period of five years, of the power to increase the share capital of Telefónica pursuant to the provisions of Section 297.1.b) of the Spanish Corporation Act (which would allow the Board of Directors to issue share capital up to an amount equal to half of Telefónica’s share capital on the date of the general shareholders’ meeting) and delegation of the power to exclude the preemptive right of shareholders as provided in Section 506 of the Spanish Corporation Act.

Attendance and Voting at Shareholders’ Meetings

We hold our ordinary general shareholders’ meeting during the first six months of each fiscal year on a date fixed by the Board of Directors. Extraordinary general shareholders’ meetings may be called, from time to time, at the discretion of our Board of Directors or upon the request of shareholders representing at least 3% of our paid-in share capital. The minimum percentage required to exercise this right was recently lowered from 5% to 3% by Law 31/2014.

We publish notices of all ordinary and extraordinary general shareholders’ meetings in the Official Gazette of the Commercial Registry or in one of the more widely circulated newspapers in Spain, on the website of the

Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores (the “CNMV”)), and on our web site in due time pursuant to the Spanish Corporation Act, being on a general basis at least one month before the relevant meeting. Furthermore, the Board of Directors may publish notices in other media, if deemed appropriate to ensure the public and effective dissemination of the notice meeting.

Each share of Telefónica, S.A. entitles the holder to one vote. However, only registered holders of shares representing a nominal value of at least €300 (which currently equals at least 300 shares) are entitled to attend a general shareholders’ meeting. Holders of shares representing a nominal value of less than €300 (less than 300 shares), may aggregate their shares and jointly appoint a proxy-holder (which needs not be a shareholder) to attend a general shareholders’ meeting or delegate his or her voting rights by proxy to a shareholder who has the right to attend the shareholders’ meeting.

However, under our bylaws, the maximum number of votes that a shareholder may cast is limited to 10% of our total outstanding voting capital. In determining the maximum number of votes that each shareholder may cast, only the shares held by such shareholder are counted, disregarding those that correspond to other shareholders who have appointed such shareholder as his or her proxy, in spite of applying the limit individually to each of the represented shareholders. This limit will also apply to the maximum number of votes that may be collectively or individually cast by two or more shareholder companies belonging to the same group of entities, as well as to the maximum number of votes that may be cast by an individual or corporate shareholder and the entity or entities that are shareholders themselves and which are directly or indirectly controlled by that individual or corporate shareholder. Moreover, in accordance with the Spanish Corporation Act, such limit would become ineffective where the bidder reaches, as a consequence of a tender offer, a percentage equal to or greater than 70% of the share capital carrying voting rights, unless the bidder (or those acting in concert with the bidder) is not subject to equivalent neutralization measures or has not adopted them.

In addition, according to Article 34 of Spanish Royal Decree-Law 6/2000 of June 23 on urgent measures to improve competition in the goods and services markets, individuals and legal entities directly and indirectly holding more than 3% of the total share capital or voting rights of two or more principal operator companies in Spain in, among other markets, the fixed-line and mobile-line telephony markets, may not exercise their voting rights in excess of 3% of the total in more than one company, except with the prior authorization of the Spanish National Markets and Competition Commission (Comisión Nacional de los Mercados o la Competencia (the “CNMC”)). Principal operators are defined as one of the five operators with the largest market share in the corresponding market (“Principal Operators”). In addition, no individual or legal entity is allowed to appoint, directly or indirectly, members of the management body of more than one Principal Operator in, among others, the fixed-line or mobile-line telephony markets, except with the prior authorization of the CNMC. Additionally, individuals or legal entities considered Principal Operators are not allowed to exercise more than 3% of the voting rights of another Principal Operator nor to appoint, directly or indirectly, members of the management body of any Principal Operator, except, in both cases, with the prior authorization of the CNMC. Telefónica is considered a Principal Operator for the purposes of Article 34 of Royal Decree-Law 6/2000 of June 23 in the Spanish fixed-line and mobile-line telephony markets.

Any share may be voted by proxy. The proxies may be granted in writing or electronically and are valid only for a single meeting, unless the proxy-holder is the granting shareholder’s spouse, ascendant or descendant, or holds a general power of attorney granted in a public instrument with powers to manage all of the assets held by the shareholder granting the proxy in Spain.

Only holders of record five days prior to the day on which a general meeting of shareholders is scheduled to be held may attend and vote at the meeting.

According to the Spanish Corporation Act, as amended by Law 31/2014, the general shareholders’ meeting will be quorate on first call if the shareholders present, in person or by proxy, hold at least 25% of the subscribed share capital carrying voting rights. On second call, the meeting will be quorate regardless of the capital in attendance.

However, if the agenda of the meeting includes resolutions on the amendment of the bylaws, including an increase or reduction of share capital, the transformation, merger, split-off, the en bloc assignment of assets and liabilities, the migration of the registered office abroad, the issuance of debentures or the exclusion or limitation of pre-emptive rights, the required quorum on first call must be met by the attendance of shareholders representing at least 50% of the subscribed share capital carrying voting rights (each a “Special Resolution”). On second call, the attendance of 25% of the subscribed share capital carrying voting rights will suffice.

As a general rule, resolutions at the general shareholder’s meeting will be passed by a simple majority of votes cast at such meeting (i.e., provided that the votes for outnumber the votes against the relevant resolution).

In contrast, in order to approve any Special Resolution, if the capital present or represented at the general shareholders’ meeting exceeds 50% of the subscribed share capital carrying voting rights, the favorable vote of the absolute majority (that is, if the votes in favor exceed 50% of the votes corresponding to capital present and represented at the shareholders’ meeting) will be required. If, on second call, shareholders representing 25% or more of the subscribed share capital carrying voting rights are present or represented but fail to reach the 50% threshold, the favorable vote of at least two-thirds of the share capital present or represented at the meeting will be required.

Preemptive Rights

Pursuant to the Spanish Corporation Act, shareholders have preemptive rights to subscribe for any new shares in capital increases with issuances of new shares with a charge to monetary contributions and in issuances of debentures convertible into shares. Such rights may be excluded (partially or totally) under special circumstances by virtue of a resolution passed at a general shareholders’ meeting in accordance with Articles 308, 504 and 506 of the Spanish Corporation Act, or by the Board of Directors, if previously authorized at a general shareholders’ meeting in accordance with Article 506 (for capital increases) and Articles 417 and 511 (for issuances of debentures convertible into shares) of the Spanish Corporation Act. Such preemptive rights will not be available in the event of an increase in capital to meet the requirements of a convertible bond issue or a merger of another entity into Telefónica or of all or part of the assets split from another company, in which shares are issued as consideration or, in general, when the increase is carried out as consideration in exchange for non-cash contributions. Such rights are transferable, may be traded on the Automated Quotation System and may be of value to existing shareholders because new shares may be offered for subscription at prices lower than prevailing market prices.

Form and Transfer

Ordinary shares are in book-entry form and are indivisible. Joint holders must nominate one person to exercise their rights as shareholders, though joint holders are jointly and severally liable for all obligations arising from their status as shareholders. Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”), which manages the clearance and settlement system of the Spanish Stock Exchanges, maintains the central registry of ordinary shares reflecting the number of ordinary shares held by each of its participant entities (entidades participantes) as well as the number of such shares held on behalf of their customers. Each participant entity in turn maintains a detailed register of the owners of such shares.

Transfers of Telefónica’s ordinary shares quoted on the Spanish Stock Exchanges must be made by book-entry registry or delivery of evidence of title to the buyer through, or with the participation of, a member of the Spanish Stock Exchanges that is an authorized broker or dealer. Transfers of Telefónica’s ordinary shares may also be subject to certain fees and expenses.

Reporting Requirements

According to Royal Decree 1362/2007 of October 19 on the disclosure of significant stakes in listed companies (“Royal Decree 1362/2007”), the acquisition or disposition of shares of Telefónica must be reported within four trading days of the acquisition or disposition to Telefónica and the CNMV, where:

•

in the case of an acquisition, the acquisition results in that person or group holding a number of voting rights in Telefónica which reaches or surpasses 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights; or

•

in the case of a disposal, the disposition reduces the number of voting rights held by a person or group below a threshold of 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights.

The reporting requirements apply not only to the acquisition or transfer of shares, but also when, without an acquisition or transfer of shares, the proportion of voting rights of an individual or legal entity reaches, exceeds or falls below the threshold that triggers the obligation to report as a consequence of a change in the total number of voting rights of Telefónica on the basis of the information reported to the CNMV and disclosed by it, in accordance with Royal Decree 1362/2007.

Regardless of the actual ownership of the shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire shares carrying voting rights (such as transferable securities, options, futures, swaps, forwards and other derivative contracts), will also have an obligation to notify the company and the CNMV of the holding of a significant stake in accordance with the above-mentioned regulations.

Stricter disclosure obligations apply if the person obligated to disclose has residency in a country considered a tax haven by the Spanish authorities, a zero-taxation country or territory or a country or territory that does not share information with the Spanish authorities, in which cases the initial threshold for disclosure is reduced to 1% (and successive multiples of 1%).

Our directors must report to us and the CNMV the percentage and number of voting rights in Telefónica held by them at the time of becoming or ceasing to be a member of the Board of Directors. Furthermore, all members of the Board must report any change in the percentage of voting rights they hold, regardless of the amount, as a result of any acquisition or disposition of our shares or voting rights, or financial instruments which carry a right to acquire or dispose of shares which have voting rights attached, including any stock-based compensation that they may receive pursuant to any of our compensation plans. Members of our senior management must also report any stock-based compensation that they may receive pursuant to any of our compensation plans or any subsequent amendment to such plans. Royal Decree 1362/2007 refers to the definition given by Royal Decree 1333/2005 of November 11, which develops the Spanish Securities Market Act, regarding market abuse, which defines senior management (directivos) as those “high-level employees in positions of responsibility with regular access to insider information (información privilegiada) related, directly or indirectly, to the issuer and that, furthermore, are empowered to adopt management decisions affecting the future development and business perspectives of the issuer”.

In addition, pursuant to Royal Decree 1333/2005 of November 11 (implementing European Directive 2004/72/EC), any member of our Board and our senior management, or any parties closely related to any of them, as such terms are defined therein, must report to the CNMV any transactions carried out with respect to our shares or derivatives or other financial instruments relating to our shares within five business days of such transaction. The notification of the transaction must include particulars of, among others, the type of transaction, the date of the transaction and the market in which the transaction was carried out, the number of shares traded and the price paid.

These disclosure obligations are primarily regulated by Royal Decree 1362/2007, which contains a more detailed set of rules on this legal framework (including, inter alia, rules determining the persons subject to disclosure obligations, the different types of situations triggering disclosure and corresponding exceptions, specific attribution and aggregation rules, the deadlines to notify the transactions, triggering disclosure obligations and incorporation of notices submitted to the CNMV’s public registry).

Disclosure of Net Short Positions

In accordance with Regulation (EU) No. 236/2012 of the European Parliament and of the European Council of March 14, 2012 on short selling and certain aspects of credit default swaps (as further supplemented by several delegated regulations regulating technical aspects necessary for its effective enforceability and to ensure compliance with its provisions), net short positions on shares listed on the Spanish Stock Exchanges equal to, or in excess of, 0.2% of the relevant issuer’s share capital and any increases or reductions thereof by 0.1% are required to be disclosed to the CNMV by no later than the first trading day following the transaction. If the net short position reaches 0.5%, and also at every 0.1% above that, the CNMV will disclose the net short position to the public.

Notification is mandatory even if the same position has been already notified to the CNMV in compliance with reporting requirements previously in force in Spain.

The information to be disclosed is set out in Table 1 of Annex I of Delegated Regulation 826/2012, according to the format approved as Annex II of this Regulation. The information will be published, where appropriate, on a web page operated or supervised by the corresponding authority.

Moreover, pursuant to Regulation (EU) No. 236/2012, where the CNMV considers that (i) there are adverse events or developments that constitute a serious threat to financial stability or to market confidence (serious financial, monetary or budgetary problems, which may lead to financial instability, unusual volatility causing significant downward spirals in any financial instrument, etc.); and (ii) the measure is necessary and will not be disproportionately detrimental to the efficiency of financial markets in view of the advantages sought, it may, following consultation with the European Securities and Market Authority (“ESMA”), take any one or more of the following measures:

•

impose additional notification obligations by either (a) reducing the thresholds for the notification of net short positions in relation to one or several specific financial instruments; and/or (b) requesting the parties involved in the lending of a specific financial instrument to notify any change in the fees requested for such lending; and

•	restrict short selling activity by either prohibiting or imposing conditions on short selling.

In addition, according to Regulation (EU) No. 236/2012, where the price of a financial instrument has fallen significantly during a single day in relation to the closing price on the previous trading day (10% or more in the case of a liquid share), the CNMV may prohibit or restrict short selling of financial instruments for a period not exceeding the end of the trading day following the trading day on which the fall in price occurs.

Finally, Regulation (EU) No. 236/2012 also vests powers to ESMA in order to take measures similar to the ones described above in exceptional circumstances, when the purpose of these measures is to deal with a threat affecting several EU member states and the competent authorities of these member states have not taken adequate measures to address it.

Shareholder Agreements

Article 531 et seq. of the Spanish Corporation Act require parties to disclose those shareholders’ agreements in respect of Spanish listed companies that affect the exercise of voting rights at a general shareholders’ meeting or contain restrictions or conditions on the transferability of shares or bonds that are convertible or exchangeable into shares. If any shareholders enter into such agreements with respect to Telefónica’s shares, they must disclose the execution, amendment or extension of such agreements to Telefónica and the CNMV (together with the clauses of said agreements affecting the exercise of voting rights at a general shareholders’ meeting or containing the restrictions or conditions described above) and file such agreements with the appropriate Commercial Registry. Failure to comply with these disclosure obligations renders any such shareholders’ agreement unenforceable and constitutes a violation of the Spanish Securities Market Act.

Acquisition of Own Shares

Pursuant to Spanish corporate law, we may only repurchase our own shares within certain limits and in compliance with the following requirements:

•

the repurchase must be authorized by the general shareholders’ meeting by a resolution establishing the maximum number of shares to be acquired, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution; and

•	the repurchase, including any shares already held by us or a person acting on our behalf, must not bring our net worth below the aggregate amount of our share capital and legal reserves.

For these purposes, net worth means the amount resulting from the application of the criteria used to draw up the financial statements, subtracting the amount of profits directly imputed to that net worth, and adding the amount of share capital subscribed but not called and the share capital par and issue premiums recorded in our accounts as liabilities. In addition:

•

the aggregate par value of the shares directly or indirectly repurchased, together with the aggregate par value of the shares already held by us and our subsidiaries, must not exceed 10% of our share capital; and

•	the shares repurchased must be fully paid and must be free of ancillary contributions (prestaciones accesorias).

Voting rights attached to treasury shares will be suspended and economic rights (e.g., the right to receive dividends and other distributions and liquidation rights), except the right to receive bonus shares, will accrue proportionately to all of our shareholders. Treasury shares are counted for the purpose of establishing the quorum for shareholders’ meetings and majority voting requirements to pass resolutions at shareholders’ meetings.

Regulation (EU) No. 596/2014 of April 16, repealing, among others, Directive 2003/6/EC of the European Parliament and the European Council of January 28, on insider dealing and market manipulation establishes rules in order to ensure the integrity of European Community financial markets and to enhance investor confidence in those markets. This regulation maintains an exemption from the market manipulation rules regarding share buy-back programs by companies listed on a stock exchange in an EU Member State. Commission Regulation (EC) No. 2273/2003, of December 22, implemented the aforementioned directive with regard to exemptions for buy-back programs. Article 5 of this Regulation states that in order to benefit from the exemption, a buy-back program must comply with certain requirements established under such Regulation and the sole purpose of the buy-back program must be to reduce the share capital of an issuer (in value or in number of shares) or to meet obligations arising from either of the following:

•	debt financial instruments exchangeable into equity instruments; or

•	employee share option programs or other allocations of shares to employees of the issuer or an associated company.

In addition, on December 19, 2007, the CNMV issued Circular 3/2007 setting out the requirements to be met by liquidity contracts entered into by issuers with financial institutions for the management of its treasury shares to constitute an accepted market practice and, therefore, be able to rely on a safe harbor for the purposes of market abuse regulations.

If an acquisition or series of acquisitions of shares of Telefónica reaches or exceeds or causes Telefónica’s and its affiliates’ holdings to reach or exceed 1% of Telefónica’s voting shares, Telefónica must notify its final holding of treasury stock to the CNMV. If such threshold is reached as a result of a series of acquisitions, such reporting obligation will only arise after the closing of the acquisition which, taken together with all acquisitions made since the last of any such notifications, causes the Telefónica’s and its affiliates holdings to exceed, 1% of Telefónica’s voting shares. Sales and other dispositions of Telefónica’s treasury stock will not be deducted in the calculation of such threshold. This requirement also applies if the stock is acquired by a majority-owned subsidiary of Telefónica.

Moreover, pursuant to Spanish corporate law, the audited financial statements of a company must include a reference regarding any treasury shares.

Change of Control Provisions

Certain antitrust regulations may delay, defer or prevent a change of control of Telefónica or any of its subsidiaries in the event of a merger, acquisition or corporate restructuring. In Spain, the application of both Spanish and European antitrust regulations requires that prior notice of domestic or cross-border merger transactions be given in order to obtain a “non-opposition” ruling from antitrust authorities.

Tender Offers

Tender offers are governed in Spain by the Spanish Securities Markets Act (as amended by Law 6/2007 of April 12) and Royal Decree 1066/2007, of July 27, which have implemented Directive 2004/25/EC of the European Parliament and of the European Council of April 21. Tender offers in Spain may qualify as either mandatory or voluntary offers.

Mandatory public tender offers must be launched for all the shares of the target company or other securities that might directly or indirectly give the right to subscription thereto or acquisition thereof (including convertible and exchangeable bonds) at an equitable price and not subject to any conditions when any person acquires control of a Spanish company listed on the Spanish Stock Exchanges, whether such control is obtained:

•	by means of the acquisition of shares or other securities that directly or indirectly give voting rights in such company;

•	through agreements with shareholders or other holders of said securities; or

•

as a result of other situations of equivalent effect as provided in the regulations (i.e., indirect control acquired through mergers, share capital decreases, target’s treasury stock variations or securities exchange or conversion, etc.).

A person is deemed to have obtained the control of a target company, individually or jointly with concerted parties, whenever:

•	it acquires, directly or indirectly, a percentage of voting rights equal to or greater than 30%; or

•

it has acquired a percentage of less than 30% of the voting rights and appoints, in the 24 months following the date of acquisition of said percentage, a number of directors that, together with those already appointed, if any, represent more than one-half of the members of the target company’s board of directors. Regulations also set forth certain situations where directors are deemed to have been appointed by the bidder or persons acting in concert therewith unless evidence to the contrary is provided.

Notwithstanding the above, Spanish regulations establish certain exceptional situations where control is obtained but no mandatory tender offer is required, including, among others:

•	subject to the CNMV’s approval,

•

acquisitions or other transactions resulting from the conversion or capitalization of credits into shares of listed companies, the financial feasibility of which is subject to serious and imminent danger, even if the company is not undergoing bankruptcy proceedings, provided that such transactions are intended to ensure the company’s financial recovery in the long term; or

•

in the event of a merger, provided that those acquiring control did not vote in favor of the merger at the relevant general shareholders’ meeting of the offeree company and provided also that it can be shown that the primary purpose of the transaction is not the takeover but an industrial or corporate purpose; and

•

when control has been obtained after a voluntary bid for all of the securities, if either the bid has been made at an equitable price or has been accepted by holders of securities representing at least 50% of the voting rights to which the bid was directed.

For the purposes of calculating the percentages of voting rights acquired, the regulations establish the following rules:

•

percentages of voting rights corresponding to (i) companies belonging to the same group of the bidder; (ii) members of the board of directors of the bidder or of companies of its group; (iii) persons acting for the account of or in concert with the bidder (a concert party shall be deemed to exist when two or more persons collaborate under an agreement, be it express or implied, oral or written, in order to obtain control of the offeree company); (iv) voting rights exercised freely and over an extended period by the bidder under proxy granted by the actual holders or owners of such rights in the absence of specific instructions with respect thereto; and (v) shares held by a nominee, such nominee being understood as a third party whom the bidder totally or partially covers against the risks inherent in acquisitions or transfers of the shares or the possession thereof, will be deemed to be held by the bidder (including the voting rights attaching to shares that constitute the underlying asset or the subject matter of financial contracts or swaps when such contracts or swaps cover, in whole or in part, against the risks inherent in ownership of the securities and have, as a result, an effect similar to that of holding shares through a nominee);

•

both the voting rights arising from the ownership of shares and those enjoyed under a usufruct or pledge or upon any other title of a contractual nature will be counted towards establishing the number of voting rights held;

•

the percentage of voting rights shall be calculated based on the entire number of shares carrying voting rights, even if the exercise of such rights has been suspended; voting rights attached to treasury shares shall be excluded; and non-voting shares shall be taken into consideration only when they carry voting rights pursuant to applicable law; and

•

acquisitions of securities or other financial instruments giving the right to the subscription, conversion, exchange or acquisition of shares which carry voting rights will not result in the obligation to launch a tender offer either until such subscription, conversion, exchange or acquisition occurs.

Notwithstanding the foregoing, upon the terms established in the regulations, the CNMV will conditionally dispense with the obligation to launch a mandatory bid when another person or entity, individually or jointly in concert, directly or indirectly holds an equal or greater voting percentage than the potential bidder in the target company.

The price of the mandatory tender offer is deemed equitable when it is at least equal to the highest price paid or agreed by the bidder or by any person acting in concert therewith for the same securities during the 12 months prior to the announcement of the tender offer. When the mandatory tender offer must be made without the bidder having previously acquired the shares over the above-mentioned 12-month period, the equitable price shall not be less than the price calculated in accordance with other rules set forth in the regulations. In any case, the CNMV may change the price so calculated in certain circumstances (extraordinary events affecting the price, evidence of market manipulation, etc.).

Mandatory offers must be launched within one month from the acquisition of the control of the target company.

Voluntary tender offers may be launched when a mandatory offer is not required. Voluntary offers are subject to the same rules established for mandatory offers except for the following:

•

they may be subject to certain conditions (such as amendments to the bylaws or adoption of certain resolutions by the target company, acceptance of the offer by a minimum number of securities, approval of the offer by the shareholders’ meeting of the bidder and any other deemed by the CNMV to be in accordance with law), provided that such conditions can be met before the end of the acceptance period of the offer; and

•

they may be launched at any price, regardless of whether it is lower than the above-mentioned “equitable price”. However, if they are not launched at an equitable price and if the tender offer shares representing at least 50% of the voting rights are tendered in the offer (excluding voting rights already held by the bidder and those belonging to shareholders who entered into an agreement with the bidder regarding the tender offer), the bidder may become obliged to launch a mandatory tender offer.

In any case, by virtue of an amendment to the Spanish Securities Market Act operated by Law 1/2012, of June 22, the price in a voluntary tender offer must be the higher of (i) the equitable price and (ii) the price resulting from an independent valuation report, and must at least consist of cash as an alternative if certain circumstances have occurred during the two years prior to the announcement of the offer (basically, the trading price for the shares being affected by price manipulation practices, market or share prices being affected by natural disasters, force majeure, or other exceptional events, or the target company being subject to expropriation or confiscation resulting in a significant impairment of the company’s real value).

Spanish regulations on tender offers set forth further provisions, including:

•

subject to shareholder approval within 18 months from the date of announcement of the tender offer, the board of directors of a target company will be exempt from the rule prohibiting frustrating action against a foreign bidder whose board of directors is not subject to an equivalent passivity rule;

•

defensive measures included in a listed company’s bylaws and transfer and voting restrictions included in agreements among a listed company’s shareholders will remain in place whenever the company is the target of a tender offer, unless the shareholders resolve otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected will be entitled to compensation at the target company’s expense); and

•

squeeze-out and sell-out rights will apply provided that following a tender offer for all the target’s share capital, the bidder holds securities representing at least 90% of the target company’s voting capital and the tender offer has been accepted by the holders of securities representing at least 90% of the voting rights other than those held by or attributable to the bidder previously to the offer.

Foreign Investment and Exchange Control Regulations

Restrictions on Foreign Investment

Exchange controls and foreign investment were, with certain exceptions, completely liberalized by Royal Decree 664/1999, of April 23 (Real Decreto 664/1999, de 23 de abril) which was approved in conjunction with Law 18/1992 (the “Spanish Foreign Investment Law”) to bring the existing legal framework in line with the provisions of the Treaty of the European Union.

According to regulations adopted under the Spanish Foreign Investments Law, and subject to the restrictions described below, foreign investors may invest freely in shares of Spanish companies as well as transfer invested capital, capital gains and dividends out of Spain without limitation (subject to applicable taxes and exchange controls). Foreign investors who are not resident in a tax haven are required to notify the Spanish Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras) maintained by the General Bureau of Commerce and Investments (Dirección General de Comercio e Inversiones) (a department of the Ministry of Economy and Competitiveness (Ministerio de Economía y Competitividad)) following an investment or divestiture, and such notification is for the purpose of promoting foreign investments and for statistical, economic and administrative purposes. Where the investment or divestiture is made in shares of a Spanish company listed on any of the Spanish Stock Exchanges, the duty to provide notice of a foreign investment or divestiture lies with the relevant entity with which the shares (in book-entry form) have been deposited or that has acted as an intermediary in connection with the investment or divestiture.

If the foreign investor is a resident of a tax haven, as defined under Spanish law (Royal Decree 1080/1991 of July 5), notice must be provided to the Registry of Foreign Investments prior to making the investment, as well as after the transaction has been completed. However, prior notification is not necessary in the following cases:

•	investments in listed securities, whether or not trading on an official secondary market;

•	investments in participations in investment funds registered with the CNMV; and

•	foreign shareholdings that do not exceed 50% of the capital of the Spanish company in which the investment is made.

Additional regulations to those described above apply to investments in some specific industries, including air transportation, gambling, mining, manufacturing and sales of weapons and explosives for civil use and national defense, radio, television and telecommunications. These restrictions do not apply to investments made by EU residents, other than investments by EU residents in activities relating to the Spanish defense sector or the manufacturing and sale of weapons and explosives for non-military use.

The Spanish Council of Ministers (Consejo de Ministros), acting on the recommendation of the Ministry of the Economy and Competitiveness, may suspend the aforementioned provisions relating to foreign investments for reasons of public policy, health or safety, either generally or in respect of investments in specified industries, in which case any proposed foreign investments falling within the scope of such a suspension would be subject to prior authorization from the Spanish government, acting on the recommendation of the Ministry of Economy and Competitiveness.

Law 19/2003 of July 4, which has as its purpose the establishment of a regulatory regime relating to capital flows to and from legal or natural persons abroad and the prevention of money laundering, generally provides for the liberalization of the regulatory environment with respect to acts, businesses, transactions and other operations between residents and non-residents of Spain in respect of which charges or payments abroad will occur, as well as money transfers, variations in accounts or financial debit or credits abroad. These operations must be reported to the Ministry of the Economy and Competitiveness and the Bank of Spain only for informational and statistical purposes. The most important developments resulting from Law 19/2003 are the obligations on financial intermediaries to provide to the Spanish Ministry of Economy and Competitiveness and the Bank of Spain information corresponding to client transactions.

In addition to the notices relating to significant shareholdings that must be sent to Telefónica, the CNMV and the relevant Spanish Stock Exchanges, as described in this section under “—Reporting Requirements”, foreign investors are required to provide such notices to the Registry of Foreign Investments.

Exchange Control Regulations

Pursuant to Royal Decree 1816/1991 of December 20, as amended by Royal Decree 1360/2011 of October 7, relating to economic transactions with non-residents, and EC Directive 88/361/EEC, receipts,

payments or transfers between non-residents and residents of Spain must be made through registered entities (entidades registradas), such as banks and other financial institutions properly registered with the Bank of Spain and/or the CNMV, through bank accounts opened with foreign banks or foreign branches of registered entities or in cash or by a check payable to bearer.

Payment of Taxes

Holders of ordinary shares will be responsible for any taxes or other governmental charges payable on their ordinary shares, including any taxes payable on transfer. The paying agent or the transfer agent, as the case may be, may, and upon instruction from Telefónica, will:

•	refuse to effect any registration of transfer of such ordinary shares or any split-up or combination thereof until such payment is made; or

•

withhold or deduct from any distributions on such ordinary shares or sell for the account of the holder thereof any part or all of such ordinary shares (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its reasonable expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the holder of such ordinary shares remaining liable for any deficiency.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Telefónica may offer from time to time ordinary shares in the form of ADSs. Our ADSs are listed on the New York Stock Exchange under the symbol “TEF”. Citibank, N.A. acts as the Depositary pursuant to the deposit agreement dated as of November 13, 1996, as amended as of December 3, 1999 and as further amended as of June 23, 2000 and as of March 9, 2007 among Telefónica, the Depositary and the holders from time to time of ADSs.

For certain information on our ADSs, see Items 10 and 12.D of our Form 20-F. The applicable prospectus supplement will include a description of the ADSs and, among other matters, a description of the terms of any offering of ADSs.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

We may issue rights to subscribe for ordinary shares of Telefónica. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, including, where applicable, some or all of the following, among other matters:

•	the title of the subscription rights;

•	the exercise price for the shares subscribed pursuant to the subscription rights;

•	the aggregate number of subscription rights issued;

•

a discussion of the material U.S. federal, Spanish or other income tax considerations, as well as considerations under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applicable to the issuance of ordinary shares together with statutory subscription rights or the exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exercise of the subscription rights;

•	the terms of the ordinary shares issuable upon exercise of the subscription rights;

•	information regarding the trading of subscription rights, including the stock exchanges, if any, on which the subscription rights will be listed;

•	the record date, if any, to determine who is entitled to the subscription rights and the ex-rights date;

•	the period during which the subscription rights may be exercised;

•	the extent to which the offering includes a contractual over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby or other underwriting arrangement we enter into in connection with the offering.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Telefónica Emisiones may issue Debt Securities guaranteed by Telefónica under an indenture (the “Base Indenture”), dated May 22, 2012 among Telefónica Emisiones, the Guarantor and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture with respect to each series of securities issued pursuant to the Base Indenture among Telefónica Emisiones, the Guarantor and the Bank of New York Mellon, as trustee and paying agent (the Base Indenture, as supplemented, the “Indenture”).

The applicable prospectus supplement will describe the specific terms relating to such Debt Securities and the related guarantees and the terms of the offering, including, where applicable, some or all of the following, among other matters:

•	the title and the series of the securities;

•	the terms of the related guarantees of the securities;

•	any limit on the aggregate principal amount of the securities;

•

whether the securities may be converted into or exercised or exchanged for other debt or equity securities of Telefónica or one or more third parties and the terms on which conversion, exercise or exchange may occur;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which the securities will be issued;

•	the denomination and currency in which the securities will be issuable;

•

the date or dates on which the principal of the offered securities is payable, or the method, if any, by which such date or dates will be determined and, if other than the full principal amount, the portion payable or the method by which the portion of the principal amount of the securities payable on that date is determined;

•

the rate or rates (which may be fixed or variable) at which the offered securities will bear interest, if any, or the method by which such rate or rates will be determined and the manner upon which interest will be calculated;

•	the date or dates from which interest on the securities, if any, will accrue or the method, if any, by which such date or dates will be determined;

•

the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the regular record dates for the interest payment dates, if any;

•	whether and under what circumstances additional amounts on the securities must be payable;

•	the notice, if any, to holders of the notes regarding the determination of interest on a floating rate note and the manner of giving such notice;

•	if any securities are to be issuable upon the exercise of warrants, the time, manner and place for such securities to be authenticated and delivered;

•	whether any of the securities will be issued as original issue discount notes;

•	if other than the applicable trustee, the identity of each security registrar, paying agent and authenticating agent;

•	any material U.S. federal or Spanish income tax considerations applicable to the securities;

•	information regarding the trading of securities, including the stock exchanges, if any, on which the securities will be listed;

•	any restrictions applicable to the sale and delivery of the securities; and

•	any other terms of the securities and the related guarantees, which shall not be inconsistent with the provisions of the Indenture.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Telefónica is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. Telefónica Emisiones, a wholly-owned subsidiary of Telefónica, is a limited liability company with a sole shareholder (sociedad anónima unipersonal) organized under the laws of the Kingdom of Spain. All of the directors of Telefónica Emisiones and the executive officers and directors of Telefónica, and certain of the experts named in this prospectus, are not residents of the United States. All or a substantial portion of the assets of Telefónica Emisiones and those of Telefónica and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either Telefónica Emisiones or Telefónica or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either Telefónica Emisiones or Telefónica or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.

Telefónica Emisiones and Telefónica have expressly submitted to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York and any appellate court from any such court thereof for the purpose of any suit, action or proceeding arising out of or in connection with the Debt Securities described herein and have appointed CT Corporation System, as our agent to accept service of process in any such action.

LEGAL MATTERS

Certain legal matters with respect to Spanish law will be passed upon for us by our Spanish counsel, Pérez-Llorca Abogados, S.L.P. y Cía., S.Com.P. Certain legal matters with respect to United States and New York law will be passed upon for us by Davis Polk & Wardwell LLP, our U.S. counsel.

EXPERTS

The consolidated financial statements of Telefónica, S.A. and subsidiaries appearing in Telefónica, S.A.’s Form 20-F and the effectiveness of Telefónica, S.A.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

TELEFÓNICA EMISIONES, S.A.U.

$             FIXED RATE SENIOR NOTES DUE

$             FIXED RATE SENIOR NOTES DUE

guaranteed by:

Telefónica, S.A.

Preliminary Prospectus

Supplement

Joint Book-Running Managers

Citigroup	Credit Suisse	Goldman, Sachs & Co.
HSBC	J.P. Morgan	Mizuho Securities
BBVA	BNP PARIBAS	Santander

            , 2017